UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
____________________________________

SCHEDULE 14a
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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Gray Television, Inc.
(Name of Registrant as Specified in Its Charter)

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NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

Meeting to be held on May 7, 2018

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Gray Television, Inc. will be held at 11:30 a.m., Eastern time, on May 7, 2018, at the Company’s corporate headquarters, 4370 Peachtree Road, N.E., Atlanta, Georgia 30319, for the purpose of considering and acting upon:

1.	the election of nine members of Gray Television, Inc.’s Board of Directors;

2.

the approval of an amendment to the Gray Television, Inc. Restated Articles of Incorporation to increase the number of shares of common stock and Class A common stock authorized for issuance thereunder;

3.	the ratification of the appointment of RSM US LLP as Gray Television, Inc.’s independent registered public accounting firm for 2018;

4.

a non-binding, advisory shareholder proposal requesting that the Board of Directors of the Company take all necessary steps to provide holders of the Company’s Class A common stock with the right to annually convert 1% of the outstanding Class A common stock into shares of common stock; and

5.	such other business and matters or proposals as may properly come before the meeting.

Only holders of record of Gray Television, Inc. common stock, no par value per share, and Gray Television, Inc. Class A common stock, no par value per share, at the close of business on March 8, 2018 are entitled to notice of, and to vote at, the annual meeting. Attendance at the annual meeting is limited to such shareholders and to any invitees of Gray Television, Inc.

Your vote is very important. Regardless of whether you plan to attend the annual meeting, we encourage you to vote as soon as possible by one of three convenient methods in order to ensure your shares are represented at the meeting: accessing the internet site listed on the notice of internet availability of proxy materials or proxy card, calling the toll-free number listed on the proxy card, or signing, dating and returning the proxy card in the enclosed postage-paid envelope. Any proxy you give will not be used if you attend the annual meeting and vote in person.

By Order of the Board of Directors,

Hilton H. Howell, Jr.

Chairman, President and Chief Executive Officer

Atlanta, Georgia

March 27, 2018

GRAY TELEVISION, INC.
4370 Peachtree Road, N.E.
Atlanta, Georgia 30319

PROXY STATEMENT
For Annual Meeting of Shareholders
to be Held on May 7, 2018

This proxy statement is being furnished by the Board of Directors (the “Board”) of Gray Television, Inc., a Georgia corporation (which we refer to as “Gray,” the “Company,” “we,” “us” or “our”), to the holders of each of our common stock, no par value per share (“common stock”), and our Class A common stock, no par value per share (“Class A common stock”), in connection with the solicitation of proxies by the Board for use at our 2018 Annual Meeting of Shareholders (the “2018 Annual Meeting”) to be held at the Company’s corporate headquarters, 4370 Peachtree Road, N.E., Atlanta, Georgia 30319, on May 7, 2018, at 11:30 a.m., Eastern time, and at any adjournments or postponements thereof. For directions to the location of the 2018 Annual Meeting, you may contact our corporate offices at (404) 504-9828. Distribution to shareholders of the Notice of Internet Availability of Proxy Materials (the “Notice”) and this proxy statement and a proxy card is scheduled to begin on or about March 27, 2018.

A proxy delivered pursuant to this solicitation is revocable at the option of the person giving the same at any time before it is exercised. A proxy may be revoked, prior to its exercise, by submitting a later dated vote via the internet or by telephone, by signing and delivering a later dated proxy card, by delivering written notice of the revocation of the proxy to our Corporate Secretary prior to the 2018 Annual Meeting, or by attending and voting at the 2018 Annual Meeting. Attendance at the 2018 Annual Meeting, in and of itself, will not constitute revocation of a proxy. Unless previously revoked, the shares represented by proxy will be voted in accordance with the shareholder’s directions if the proxy is duly submitted prior to the 2018 Annual Meeting.

If you return a signed proxy card that does not indicate your voting preferences, the persons named as proxies on the proxy card will vote your shares FOR the election of each of the director nominees recommended by the Board, FOR the proposal to approve an amendment to the Gray Television, Inc. Restated Articles of Incorporation (our “Articles”) to increase the number of shares of common stock and Class A common stock authorized for issuance thereunder, FOR the ratification of the Company’s independent registered public accounting firm, neither for nor against the shareholder proposal requesting that the Board take all necessary steps to provide holders of Class A common stock with the right to annually convert 1% of the outstanding Class A common stock into shares of common stock, and in accordance with the discretion of the named proxies on any other matters properly brought before the 2018 Annual Meeting.

The expenses associated with this proxy statement and soliciting the proxies sought hereby will be borne by us. In addition to the use of the mail, proxies may be solicited by our officers, directors and employees, who will not receive additional compensation therefor, in person or by telephone or other means of electronic communication. We will also request brokerage firms, banks, nominees, custodians and fiduciaries to forward proxy materials to the beneficial owners of shares of our common stock and our Class A common stock as of the record date for the 2018 Annual Meeting, and will provide reimbursement for the cost of forwarding the proxy materials in accordance with customary practice. Your cooperation in promptly submitting your vote by proxy will help to avoid additional expense.

TABLE OF CONTENTS

Page

VOTING MATTERS	1

PROPOSAL 1 ELECTION OF DIRECTORS	4

PROPOSAL 2 Approval of an Amendment to the company’s Restated Articles of Incorporation to Increase the Number of Shares of common stock and class a common stock Authorized for Issuance Thereunder	7

PROPOSAL 3 RATIFICATION OF THE APPOINTMENT OF THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2018	9

PROPOSAL 4 Non-Binding Advisory Vote on a Shareholder Proposal Requesting that the board take all necessary steps to provide holders of class a common stock with the right to annually convert 1% of the outstanding class a common stock into shares of common stock	10

CORPORATE GOVERNANCE	11

STOCK OWNERSHIP	14

EXECUTIVE COMPENSATION	16

REPORT OF COMPENSATION COMMITTEE	39

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION	40

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS	40

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE	40

REPORT OF AUDIT COMMITTEE	41

OTHER MATTERS	42

SHAREHOLDER PROPOSALS FOR INCLUSION IN NEXT YEAR’S PROXY STATEMENT	42

OTHER SHAREHOLDER PROPOSALS FOR PRESENTATION AT NEXT YEAR’S ANNUAL MEETING	42

AVAILABILITY OF FORM 10-K	42

HOUSEHOLDING	42

Form of articles of amendment to restated certificate of incorporation of gray television, inc.	A-1

-v-

GRAY TELEVISION, INC.
4370 Peachtree Road, N.E.
Atlanta, Georgia 30319

VOTING MATTERS

Record Date and Voting Rights

Our Board has fixed the close of business on March 8, 2018 as the record date (the “Record Date”) for determining holders of our common stock and our Class A common stock entitled to notice of, and to vote at, the 2018 Annual Meeting. Only holders of record of our common stock and/or our Class A common stock at the close of business on that date will be entitled to notice of, and to vote at, the 2018 Annual Meeting. As of the record date, 83,591,627 shares of our common stock and 6,729,035 shares of our Class A common stock were outstanding. Each share of our common stock is entitled to one vote and each share of our Class A common stock is entitled to ten votes for each director nominee and each other matter to be acted upon at the 2018 Annual Meeting. Cumulative voting for director nominees is not allowed.

Shareholders of record may vote:

●	by the internet at http://www.proxyvote.com and following the instructions on the Notice or the proxy card;
●	by telephone at 1-800-690-6903 as directed on the proxy card;
●	by completing and mailing the proxy card; or
●	by attending the 2018 Annual Meeting and voting in person.

Instructions for voting are included on the Notice or the proxy card.

You may revoke your proxy and change your vote by:

●	voting by the internet or telephone on or before 11:59 p.m., Eastern time, on May 6, 2018;
●	signing and properly submitting another proxy with a later date that is received before the polls close at the 2018 Annual Meeting;
●	giving written notice of the revocation of your proxy to the Company’s Corporate Secretary, prior to the 2018 Annual Meeting; or
●	voting in person at the 2018 Annual Meeting.

Important Notice Regarding the Availability of Proxy Materials for the 2018 Annual Meeting

The following information can be found at http://www.proxyvote.com:

●	Notice of Annual Meeting;
●	Proxy Statement;
●	2017 Annual Report on Form 10-K; and
●	Form of Proxy Card.

Quorum

A quorum is necessary to hold a valid 2018 Annual Meeting. A majority of possible votes, or 75,440,990 votes (including abstentions and broker non-votes (described below)), represented in person or by proxy will constitute a quorum. Votes cast in person or by proxy at the 2018 Annual Meeting will be tabulated by the inspector of elections appointed for the meeting, who also will count such votes to determine whether a quorum is present for the transaction of business.

If a quorum is not present at the scheduled time of the 2018 Annual Meeting, the chairman of the meeting may adjourn or postpone the 2018 Annual Meeting until a quorum is present. The time and place of the adjourned or postponed 2018 Annual Meeting will be announced at the time the adjournment is taken and, unless such adjournment or postponement is for more than 30 days, no other notice will be given. An adjournment or postponement will have no effect on the business that may be conducted at the 2018 Annual Meeting.

Shares Held by a Bank, Broker or Other Nominee and Broker Non-Votes

If you are the beneficial owner of shares of common stock or Class A common stock held in “street name” by a bank, broker or other nominee, such other party is the record holder of the shares and is required to vote those shares in accordance with your instructions. If you do not give instructions to the record holder, that party will be prohibited from voting your shares on any matter other than with respect to the approval of the amendment to our Articles to increase the number of shares of common stock and Class A common stock authorized for issuance thereunder and the ratification of the appointment of RSM US LLP as our independent registered public accounting firm for the year ending December 31, 2018. If you do not provide instructions to the record holder, your shares will be treated as “broker non-votes” with respect to all other proposals voted on at the 2018 Annual Meeting. Additionally, the record holder may elect not to vote your shares with respect to the approval of the amendment to our Articles to increase the number of shares of common stock and Class A common stock authorized for issuance thereunder or the ratification of our independent registered public accounting firm, in which case your shares would also be treated as “broker non-votes” with respect to that proposal. All “broker non-votes” will be included for purposes of calculating the presence of a quorum, but otherwise will be treated as shares not voted on a proposal.

Additionally, if you participate in our Capital Accumulation Plan (the “Capital Accumulation Plan”) and have contributions invested in the Company’s common stock as of the Record Date, your proxy card will also serve as a voting instruction card for the trustee under the Capital Accumulation Plan (the “Capital Accumulation Plan Trustee”). If you do not give instructions to the Capital Accumulation Plan Trustee, the Capital Accumulation Plan Trustee will be prohibited from voting your shares on any matter at the 2018 Annual Meeting and your shares will not be included for purposes of calculating the presence of a quorum.

Required Vote

Director nominees will be elected by a plurality of the votes cast in person or by proxy at the 2018 Annual Meeting, which means that the nine nominees receiving the most votes will be elected. Votes withheld from any nominee will have no effect on the outcome of the election of directors. Abstentions and broker non-votes will not be counted as “votes cast” and, therefore, will have no effect on the outcome of the election of directors.

The approval of the amendment to our Articles to increase the number of shares of common stock and Class A common stock authorized for issuance thereunder requires the affirmative vote of each of (1) a majority of the votes entitled to be cast on the proposal and (2) a majority of the votes entitled to be cast by holders of common stock and Class A common stock, each voting as a separate voting group. An abstention or a broker non-vote will have the same effect as a vote against the proposal.

The ratification of the appointment of RSM US LLP as Gray’s independent registered public accounting firm for 2018 requires the affirmative vote of a majority of the votes cast in person or by proxy at the 2018 Annual Meeting. Abstentions and broker non-votes will not be counted as “votes cast” and, therefore, will have no effect on the outcome of this proposal.

The approval, on a non-binding advisory basis, of the shareholder proposal requesting that the Board take all necessary steps to provide holders of the Company’s Class A common stock with the right to annually convert 1% of the Company’s outstanding Class A common stock into shares of the Company’s common stock requires the affirmative vote of a majority of votes cast in person or by proxy at the 2018 Annual Meeting. Abstentions and broker non-votes will not be counted as “votes cast” and, therefore, will have no effect on the outcome of this proposal.

With respect to any other matter that may properly come before the 2018 Annual Meeting for shareholder consideration, a matter generally will be approved by the affirmative vote of a majority of the votes cast in person or by proxy at the 2018 Annual Meeting unless the question is one upon which a different vote is required by express provision of the laws of Georgia, federal law, our Articles or our Bylaws (our “Bylaws”), or, to the extent permitted by the laws of Georgia, the Board has expressly provided that some other vote shall be required, in which case such express provisions shall govern.

Board Recommendation

The Board recommends that you vote:

●	“FOR” the election of the nine nominees to the Board to hold office until the 2019 Annual Meeting of Shareholders or until their successors are duly elected and qualified;
●	“FOR” the approval of an amendment to the Company’s Articles to increase the number of shares of common stock and Class A common stock authorized for issuance thereunder; and
●	“FOR” the ratification of the appointment of RSM US LLP as our independent registered public accounting firm for the year ending December 31, 2018.

The Board has determined to remain neutral, and therefore does not make any recommendation, relating to the approval, on a non-binding advisory basis, of the shareholder proposal requesting that the Board take all necessary steps to provide holders of the Company’s Class A common stock with the right to annually convert 1% of the outstanding Class A common stock into shares of the Company’s common stock.

Unexecuted or Unclear Proxies

If you are a record holder and properly execute and return your proxy but do not indicate any voting instructions with respect to one or more matters to be voted upon at the 2018 Annual Meeting, or if your voting instructions are unclear, your shares will be voted in accordance with the recommendation of the Board as to all such matters.

In such event, your shares will be voted FOR the election of all director nominees, FOR the approval of an amendment to the Company’s Articles to increase the number of shares of common stock and Class A common stock authorized for issuance thereunder, FOR the ratification of the appointment of RSM US LLP as the independent registered public accounting firm of the Company for the year ending December 31, 2018, and neither for nor against the shareholder proposal, as well as in the discretion of the persons named as proxies on all other matters that may properly come before the 2018 Annual Meeting.

PROPOSAL 1
ELECTION OF DIRECTORS

Nominees

Pursuant to our Bylaws and resolutions of the Board, the size of the Board is currently set at nine directors. At the 2018 Annual Meeting, nine directors are to be elected to hold office until our next annual meeting of shareholders and until their successors have been duly elected and qualified. The director nominees are current directors that have all been nominated for reelection by the Nominating and Corporate Governance Committee.

In case any nominee listed in the table below should be unavailable for any reason, which we have no reason to anticipate, your proxy will be voted for any substitute nominee or nominees who may be selected by the Nominating and Corporate Governance Committee prior to or at the 2018 Annual Meeting. Alternatively, if no substitute is selected by the Nominating and Corporate Governance Committee prior to or at the 2018 Annual Meeting, the Board may determine to reduce the membership of the Board to the number of nominees available for election.

Set forth below is information concerning each of the nominees as of March 27, 2018:

Name	Director Since	Age	Position
Hilton H. Howell, Jr.	1993	56	Chairman, President and Chief Executive Officer
Howell W. Newton	1991	71	Lead Independent Director
Richard L. Boger	1991	71	Director
T. L. Elder	2003	79	Director
Luis A. Garcia	2016	51	Director
Richard B. Hare	2016	51	Director
Robin R. Howell	2012	53	Director
Elizabeth R. Neuhoff	2015	48	Director
Hugh E. Norton	1987	86	Director

Hilton H. Howell, Jr. has served as our Chief Executive Officer since August 2008 and has also served as our President since June 2013. Mr. Howell, who is a member of the Executive Committee of the Board, has been a director since 1993 and served as the Vice Chairman of the Board from 2002 until April 2016 when he was appointed as Chairman. He served as our Executive Vice President from September 2002 to August 2008. He has served as President and Chief Executive Officer of Atlantic American Corporation, an insurance holding company, since 1995, and as Chairman of that company since February 2009. He has been Executive Vice President and General Counsel of Delta Life Insurance Company and Delta Fire & Casualty Insurance Company since 1991. Mr. Howell also serves as a director of Atlantic American Corporation and of each of its subsidiaries, American Southern Insurance Company, American Safety Insurance Company and Bankers Fidelity Life Insurance Company, as well as a director of Delta Life Insurance Company and Delta Fire & Casualty Insurance Company. He is the husband of Robin R. Howell, who is a member of our Board. In addition to the detailed operational knowledge he has gained in his current role as Gray’s Chief Executive Officer, Mr. Howell brings to the Board experience from current and past leadership positions as an executive and his service on numerous boards. Mr. Howell also has practiced as an attorney in a variety of roles, which experience provides additional perspective to the matters within the purview of the Board.

Howell W. Newton has served as a director since 1991, and as Lead Independent Director since April 2016, and is Chairman of the Audit Committee and a member of each of the Executive Committee, the Compensation Committee and the Nominating and Corporate Governance Committee of our Board. Since December 2015, Mr. Newton has been a Manager of 1899 Management Services, LLC, a real estate and investment company, that assumed the assets of Trio Manufacturing Co., a real estate and investment company. From 1978 through December 2015, Mr. Newton was President and Treasurer of Trio Manufacturing Co. Mr. Newton’s many years of executive experience with a financial services company provides the Board with considerable financial expertise. His tenure on our Board provides consistent leadership, and his familiarity with Gray’s operations serves as an ongoing resource for issues facing a large, public company.

Richard L. Boger is the Chairman of each of the Compensation Committee and the Nominating and Corporate Governance Committee and is also a member of the Executive Committee and the Audit Committee of Gray’s Board. Mr. Boger has been President and Chief Executive Officer of Lex-Tek International, Inc., a financial services consulting company, since February 2002. He has also served, between July 2003 and July 2013, as business manager for Owen Holdings, LLLP; since July 2004, as General Partner of Shawnee Meadow Holdings, LLLP; and since March 2006, as business manager for Heathland Holdings, LLLP, each of which is an investment holding company. He has also served, since September 2012, as Trustee for the Boger-Owen Foundation, a 501(c)3 nonprofit under the Internal Revenue Code. He also serves as a member of the Board of Trustees of CornerCap Group of Funds, a line of mutual funds. Mr. Boger brings to the Board extensive managerial and entrepreneurial experience from his position as the Chief Executive Officer of a specialized financial services consulting company, his having founded and sold two commercial insurance services companies, and his service as a partner and business manager in three investment companies. His perspective from serving in several industries outside our own, including on the boards of a mutual fund and several nonprofit organizations, provides the Board with an informed resource for a wide range of disciplines and adds a diverse voice to its deliberations.

T.L. (Gene) Elder is a member of the Audit Committee of our Board. From 1994 to 2004, Mr. Elder was a partner of Tatum, LLC, a national firm of career chief financial officers which was acquired by Spherion Staffing Services in March 2010, and served as a Senior Partner of that firm from 2004 until his retirement from that position in May 2009. Mr. Elder, through his background as a former Chief Financial Officer, provides the Board and the Audit Committee with significant financial and accounting expertise.

Luis A. Garcia is a member of each of the Compensation Committee and the Nominating and Corporate Governance Committee of the Board. Mr. Garcia has been the President and Lead Strategist of MarketVision, a privately owned, strategic marketing firm focused on understanding diverse audiences, since 2008. Prior thereto, Mr. Garcia served as the managing director of Garcia 360°, an integrated marketing firm which he founded in 1998, until it merged with MarketVision in 2008. The Board believes Mr. Garcia’s entrepreneurial success and considerable strategic marketing experience provide valuable insight and expertise to the Board and allow him to substantively contribute to the vision and growth of the Company.

Richard B. Hare is a member of the Audit Committee of our Board. Mr. Hare has been the Executive Vice President and Chief Financial Officer of Havertys Furniture Companies, Inc., a full service home furnishing retailer, since May 2017. He previously served as Senior Vice President and Chief Financial Officer of Carmike Cinemas, Inc., one of the largest motion picture exhibitors in the United States, from March 2006 until it was acquired by AMC Entertainment Holdings in December 2016. Prior thereto, Mr. Hare held a number of finance and accounting positions at various entities. Mr. Hare possesses a strong financial management and accounting background, as evidenced by the various senior financial positions held during his career, including his service as a senior vice president and chief financial officer of a public company, which deepen the financial and public company expertise of the Board.

Robin R. Howell has served as Vice President and a director of both Delta Life Insurance Company and Delta Fire & Casualty Company since 1992. She formerly served as Chairman of the Board of Farmer’s and Merchant’s Bank and as a member of the Board of Directors of Premier Bancshares Inc. She received a BA in Economics from the University of Virginia and a Masters of Business Administration from the University of Texas at Austin, and she has held a number of management and oversight roles in various businesses in which her family has maintained ownership interests since that time. Mrs. Howell is also a member of the board of directors of Atlantic American Corporation. Mrs. Howell is the wife of Mr. Howell. Mrs. Howell is active in the community, serving on the Board of Directors and Executive Committee of the High Museum of Art, the Board of Directors of the Forward Arts Foundation, and as a member of the Junior League of Atlanta. Mrs. Howell’s experience in board matters, and involvement at the executive level in various businesses is invaluable to the Board, and her numerous civic, social and academic associations provide valuable insight to the Company and elevate the Company’s profile in the community.

Elizabeth R. (Beth) Neuhoff serves as the President and Chief Executive Officer of Neuhoff Communications, Inc., which is a privately owned radio and digital media company focused on small-to mid-size communities, a role she has held since August 2012. Prior thereto, she served as Executive Vice President of the Midwest division of Interep National Radio Sales, Inc., a national media sales and marketing firm. Ms. Neuhoff is an elected director of the National Association of Broadcasters, the broadcast industry trade association in Washington, D.C.; a director of the Broadcaster’s Foundation of America, the broadcast industry’s largest and oldest charitable organization; a Trustee of the National Association of Broadcaster’s Education Foundation and a Trustee of the National Association of Broadcaster’s Political Action Committee. She is a member of the Young President’s Organization, Ellevate (formerly 85 Broads), the International Women’s Forum, and the Alliance for Women in Media. She is a graduate of the NABEF’s Broadcast Leadership Class that works in tandem with the FCC to encourage diversity of ownership in broadcasting. The Board believes Ms. Neuhoff’s significant experience in both executive and sales roles at media organizations, combined with her experience with non-profit entities within the media and other industries, results in Ms. Neuhoff being able to provide significant insight into the Company, its operations and the regulatory environment in which it operates.

Hugh E. Norton is a member of each of the Compensation Committee and the Nominating and Governance Committee of our Board. Mr. Norton has been a real estate developer in Destin, Florida, and also served as President of Norco Holdings, Inc., an insurance agency, beginning in 1973. Prior to that, he was Regional Manager of Security Insurance Group where he served for 15 years. Mr. Norton brings to the Board a wealth of business experience based on his many years of service as an executive, as well as a unique perspective based on the regulatory and local government issues he faces as a developer. As the director with the longest tenure on our Board, he also serves as an ongoing source for industry-specific knowledge.

The Board recommends a vote FOR each of the director nominees.

PROPOSAL 2
Approval of an Amendment to the
Gray Television, Inc. Restated Articles of Incorporation to
Increase the Number of Shares of the company’s common stock and class a common stock Authorized for Issuance Thereunder

The Board has declared advisable and directed that there be submitted to the shareholders at the 2018 Annual Meeting a proposed amendment (the “amendment”) to Article 4 of the Articles that would (1) increase the number of authorized shares of common stock from 100,000,000 shares to 200,000,000 shares and (2) increase the number of authorized shares of Class A common stock from 15,000,000 shares to 25,000,000 shares. The additional shares of common stock and Class A common stock, if approved for issuance pursuant to the approval of the amendment, would be identical in terms to the shares of common stock and Class A common stock, respectively, currently authorized under our Articles. The amendment, if approved, would be in the form set out as Exhibit A attached hereto and incorporated by reference herein.

Purpose of and Effects of the Proposed Amendment

Gray’s Restated Articles of Incorporation currently authorize the issuance of up to 100,000,000 shares of common stock, 15,000,000 shares of Class A common stock and 20,000,000 shares of preferred stock. As of March 8, 2018, Gray had 83,591,627 shares of common stock and 6,729,035 shares of Class A common stock issued and outstanding, and 7,104,769 shares of common stock and 1,703,064 shares of Class A common stock reserved for issuance under the Company’s various equity incentive plans, and the Company held 5,724,733 shares of common stock and 1,840,114 shares of Class A common stock as treasury shares. In connection with the Company’s significant growth in recent periods through both acquisitions and organically, as well as the completion of various financing transactions undertaken to strengthen the Company’s balance sheet and increase its financial flexibility, the Company has issued or reserved for issuance a significant number of shares of common stock or Class A common stock. This includes the 13,511,040 and 17,250,000 shares of common stock issued in the Company’s 2015 and 2017 underwritten public offerings, respectively, and the additional shares of common stock and Class A common stock issued or reserved for issuance as equity compensation to the Company’s increasing employee base under various equity compensation plans. As a result of the foregoing, the Company does not believe that the number of authorized shares of common stock and Class A common stock available for future issuance provides Gray with the necessary remaining flexibility to be able to continue to grow the Company and its operations and potentially to be able to respond to all potential market opportunities in the future. The amendment, which was designed with the effect of authorizing additional shares of each class of common stock with voting power in the same proportion as the presently authorized voting power (i.e., to provide for an additional 100 million votes allocated to each of the common stock and Class A common stock), should provide Gray with sufficient shares of common stock and Class A common stock for future issuance to meet its needs for the foreseeable future.

The principal purpose of the amendment is to increase the number of shares of common stock and Class A common stock available for future issuance, including for future financing transactions, stock dividends or distributions, stock splits in the form of stock dividends, employee and officer compensation plans and other general corporate purposes. In addition, from time to time, Gray may engage in discussions concerning possible acquisitions that could involve the issuance of securities by Gray. Favorable market conditions, changes in Gray’s financial condition or other circumstances could result in a determination by Gray in the future to issue additional shares of common stock or Class A common stock or securities convertible into shares of common stock or Class A common stock.

If approved, the increased number of authorized shares of common stock and Class A common stock would be available for issuance from time to time for such purposes and consideration as the Board may determine to be appropriate. No further vote of shareholders of Gray would be required for the issuance of these shares of common stock or Class A common stock, as applicable, except as provided under the rules of any national securities exchange or automated quotation system on which the common stock or Class A common stock, as applicable, of Gray may be listed or quoted. For example, New York Stock Exchange rules require that we seek shareholder approval prior to an issuance of shares that would exceed 20% of the then outstanding shares of that class and prior to certain issuances to our directors or executive officers, or through certain equity compensation plans. The availability of additional shares for issuance, without the delay and expense of obtaining the approval of shareholders at a special meeting, will provide Gray greater flexibility in acting upon proposed transactions or for other appropriate purposes.

Depending on the consideration per share received by Gray for any subsequent issuance of shares of common stock or Class A common stock, such issuance could have a dilutive effect on those shareholders who paid a higher consideration per share for their common stock or Class A common stock, as the case may be. Also, future issuances will increase the number of outstanding shares of common stock or Class A common stock, as the case may be, thereby decreasing the percentage ownership in Gray (for voting, distributions and all other purposes) represented by existing shares of common stock and Class A common stock. The availability for issuance of the additional shares of common stock and Class A common stock and issuance thereof may be viewed as having the effect of discouraging an unsolicited attempt by another person or entity to acquire control of Gray.

The Company expects that the amendment, if approved by our shareholders at the 2018 Annual Meeting, would be filed with the Secretary of State of the State of Georgia as soon as practicable after the 2018 Annual Meeting. Without any further action on the part of our shareholders, the amendment will become effective on the date of any such filing. Prior to the filing, the board of directors reserves the right to delay or abandon the amendment at its discretion.

The Board recommends a vote “FOR” the amendment to Gray’s Restated Articles of Incorporation to increase the number of shares of common stock and Class A common stock authorized for issuance thereunder.

PROPOSAL 3
RATIFICATION OF THE APPOINTMENT OF THE COMPANY’S
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2018

Gray’s independent registered public accounting firm is appointed annually by the Audit Committee. The Audit Committee examines a number of factors when selecting a firm, including the qualifications, staffing considerations, and the independence and quality controls of the firms considered. The Audit Committee has appointed RSM US LLP as Gray’s independent registered public accounting firm to audit our financial statements and our internal control over financial reporting for the year ending December 31, 2018. RSM US LLP has served as Gray’s independent registered public accounting firm since 2006 and is considered by management to be well-qualified.

Shareholder ratification of the selection of RSM US LLP as our independent registered public accounting firm is not required but is being presented to our shareholders as a matter of good corporate practice. Notwithstanding shareholder ratification of the appointment of the independent registered public accounting firm, the Audit Committee, in its discretion, may direct the appointment of a new independent registered public accounting firm if the Audit Committee believes that such a change would be in the best interests of the Company and its shareholders. Should the shareholders not ratify the selection of RSM US LLP as Gray’s independent registered public accounting firm for 2018 under this proposal, it is contemplated that the appointment of RSM US LLP for 2018 will nevertheless be permitted to stand unless the Audit Committee, on reconsideration, finds other compelling reasons for making a change.

Representatives of RSM US LLP are expected to be present at the 2018 Annual Meeting and, if present, will be given the opportunity to make a statement, if they desire, and to respond to appropriate questions.

Fees

The fees billed by RSM US LLP for 2017 and 2016 were as follows:

	2017 ($)	2016 ($)

Audit fees (1)	1,107,376	1,028,398
Audit-related fees(2)	81,984	102,920
Tax fees	-	-
All other fees(3)	85,650	63,857
Total	1,275,010	1,195,175

(1)	Audit fees include fees and expenses for the audit of the Company’s financial statements and internal control over financial reporting and fees for quarterly reviews of our reports on Form 10-Q.

(2)	Audit related fees were fees and expenses for audits of our employee benefit plans.

(3)	All other fees were for services provided in connection with various financing activities.

All audit related services, tax services and other non-audit services provided to the Company by RSM US LLP must be, and all such services and the expenses related to such services in 2017 and 2016 were, pre-approved by the Audit Committee, which also concluded that the provision of such services was compatible with the maintenance of RSM US LLP’s independence in the conduct of its auditing functions.

In accordance with its written charter, the Audit Committee reviews and discusses with RSM US LLP, on a periodic basis, any disclosed relationships or services that may impact the objectivity and independence of the independent registered public accounting firm and pre-approves all audit and permitted non-audit services (including the fees and terms thereof) to be performed for us by our independent registered public accounting firm.

The Board recommends a vote FOR the ratification of the appointment of RSM US LLP as the Company’s independent registered public accounting firm for 2018.

PROPOSAL 4
Non-Binding Advisory Vote on a Shareholder Proposal Requesting

Shareholder Gabelli Funds, LLC, (“GAMCO”) whose address and stockholdings will be provided by us upon oral or written request, has given notice that it intends to submit the following proposal and supporting statement to a vote at the 2018 Annual Meeting, which is included below exactly as it was submitted:

“Shareholder Proposal

RESOLVED: that the shareholders of Gray Television, Inc. (the “Company” or “Gray”) request the Board of Directors take all necessary steps (other than steps that must be taken by shareholders), including, but not limited to, amending the Company’s Articles of Incorporation and/or Bylaws, to provide the Company’s Class A Common Stockholders with the right to annually convert 1% of the Company’s outstanding Class A Common Stock into the Company’s Common Stock.

Supporting Statement

GAMCO’s clients and related entities own 2.77% of Gray’s outstanding Class A Common Stock and 1.17% of Gray’s outstanding Common Stock.

As of the close of trading on November 2, 2017, the Company’s Class A Common Stock (10 votes per share) was trading at a two dollar discount to the Company’s Common Stock (1 vote per share).

Given that the Robinson family owns approximately 72% of the Class A Common Shares GAMCO believes the implementation of a limited conversion right will not significantly alter the ownership structure at Gray; a dynamic of exchangeability that the NYSE has focused on.

WE URGE ALL STOCKHOLDERS TO VOTE “FOR” THIS PROPOSAL”

RESPONSE OF THE COMPANY

The Board and management of Gray are dedicated to good corporate governance practices and value shareholder input and communication. The Board values and considers the views of the Company's shareholders, including as may be expressed through shareholder proposals. As we continue to engage, listen and value input from our shareholders, the Board determined it was in the best interests of the Company to include this shareholder proposal in the proxy statement, rather than raise any potential objections, in order to allow for shareholders to express their views. Additionally, the Board carefully evaluates each shareholder proposal submitted for inclusion in Gray’s proxy materials to determine whether to support or oppose the proposal, or to remain neutral with respect to the proposal. After carefully evaluating the proposal submitted by Gabelli Funds, LLC, the Board has determined to remain neutral and not make a recommendation whether shareholders should vote for or against the proposal. The Board recognizes that there are valid arguments in favor of, and in opposition to, the proposal and will treat the vote on this proposal as an opportunity for shareholders to express their views on the subject without being influenced by any recommendation that the Board might make.

Because the shareholder vote on this proposal is advisory only, it will not be binding on Gray or the Board. Following the vote on this proposal and giving due consideration to the results thereof, the Board will further review the proposal and determine whether it believes it would be in the best interests of the Company and the shareholders to take further action with respect to the proposal.

The Board has determined to remain neutral and makes no recommendation whether shareholders should vote for or against the shareholder proposal requesting that the Board take all necessary steps to provide holders of the Company’s Class A common stock with the right to annually convert 1% of the outstanding Class A common stock into shares of the Company’s common stock.

CORPORATE GOVERNANCE

We have adopted a Code of Ethics that applies to all of our directors, executive officers and employees. If any waiver of this Code of Ethics is granted to an executive officer, the waiver will be disclosed in an SEC filing on Form 8-K. Our Code of Ethics and the written charters of our Audit Committee, our Nominating and Corporate Governance Committee and our Compensation Committee, as well as our Corporate Governance Principles, are available on our website at www.gray.tv in the About Us section under the subheading Governance Documents. All such information is also available in print to any shareholder upon request by telephone at (404) 266-8333.

After considering all applicable regulatory requirements and assessing the materiality of each director’s relationship with us, our Board has affirmatively determined that the following directors are independent in accordance with Sections 303A.02(a) and (b) of the NYSE listing standards and the standards set forth in the Internal Revenue Code of 1986 (the “IRC”) and the Securities Exchange Act of 1934 (the “Exchange Act”): Messrs. Boger, Elder, Garcia, Hare, Newton and Norton. In making its independence determinations, the Board considered the following relationships between the Company and its directors, entities associated with directors, or members of their immediate families:

●

Mr. Howell’s status as an executive officer and his family relationships with Mrs. Howell and Mrs. Robinson, a director emeritus of the Company who is Mr. Howell’s mother-in-law and Mrs. Howell’s mother, and who, together with Mr. and Mrs. Howell, beneficially owns in excess of 38.9% of the outstanding combined voting power of common stock and Class A common stock;

●	Mrs. Howell’s family relationships with Mr. Howell and Mrs. Robinson; and
●	Ms. Neuhoff’s status as an executive officer of, and certain of the Company’s business transactions with an affiliate of, Neuhoff Communications in certain prior years.

Gray encourages interested parties to communicate with its Board. Any interested party who wishes to communicate with the Board or with any particular director, including any independent director, may send a letter to our Corporate Secretary, Gray Television, Inc., 4370 Peachtree Road, N.E., Atlanta, Georgia 30319, which communications will be forwarded to the Board by the Company’s Corporate Secretary. Any communication should indicate that you are an interested party and clearly specify that such communication is intended to be made to the entire Board or to one or more particular directors.

The Board does not have a formal policy with respect to attendance at annual meetings of shareholders, but the Board has historically held a regularly scheduled meeting in connection with each annual meeting of the shareholders, and directors are expected to attend. All director nominees attended the 2017 Annual Meeting of Shareholders in person or by telephone.

In accordance with Section 303A.03 of the NYSE listing standards, the independent non-management directors meet in executive sessions without management or non-independent directors present on a periodic basis. These meetings were held seven times during 2017. Mr. Newton, as Lead Independent Director of the Board, presided over these meetings.

Consistent with our belief that our leadership structure should reflect the best interests of the Company and our shareholders, we have not adopted a written policy with regard to whether or not the positions of Chief Executive Officer and Chairman of the Board should be held by separate individuals. Rather, we believe that the Board should remain free to determine the Company’s oversight and leadership structure from time to time based upon the availability of qualified and competent candidates. Beginning in April 2016, in light of, among other things, the Company’s recent growth and related increase in operational complexity, the desire to ensure effective communication between management and the Board, to provide strong and consistent leadership through a unified voice for the Company, and to help ensure that the Chief Executive Officer understands and can effectively and efficiently oversee the implementation of the recommendations and decisions of the Board, the Board appointed Mr. Howell to the additional role of Chairman of the Board and appointed Mr. Newton, who is an independent director, to serve in the newly created role of Lead Independent Director of the Board. As Lead Independent Director, Mr. Newton, among other things:

●	presides over Board meetings in the absence of the Chairman;
●	presides over executive sessions of the independent directors;

●	serves as a liaison between the independent directors and the Chairman and Chief Executive Officer;
●	coordinates with the Chairman, President and Chief Executive Officer in developing and approving agendas, schedules, and materials for Board meetings; and
●	is available for consultation with significant shareholders.

With respect to potential transactions with related parties required to be disclosed pursuant to Item 404(a) of Regulation S-K, the Audit Committee charter provides that the Audit Committee must review and approve such transactions in advance after full disclosure of the nature and extent of the related party’s interest in any such transaction. See “Certain Relationships and Related Party Transactions” for a description of such related party transactions since the beginning of 2017 or that are currently proposed.

Management of the Company is responsible for the Company’s day-to-day risk management, and the Board serves in an oversight role, including with respect to risk management. The Audit Committee assists the Board in fulfilling this risk management oversight function. The Audit Committee and management of the Company periodically review the Company’s policies with respect to risk assessment and risk management, including major financial risk exposures and the internal controls and procedures in place to manage such risks. In addition, the Audit Committee and the Board consider risk-related matters on an on-going basis in connection with deliberations regarding specific transactions and issues.

Board Committees and Membership

The Board held seven meetings during 2017. During 2017, each of the directors attended at least 92% of the meetings of the Board and meetings of all committees of the Board on which such director served.

Our Board has the following committees: the Audit Committee, the Executive Committee, the Compensation Committee and the Nominating and Corporate Governance Committee. The Executive Committee is authorized between meetings of the Board, to manage and direct our affairs, except as otherwise provided by law or as otherwise directed by the Board. All actions by the Executive Committee are subject to revision and alteration by the Board, provided that no rights of third parties shall be affected by any such revision or alteration. The members of the Executive Committee are Messrs. Boger, Howell and Newton.

The purpose of the Audit Committee is to assist the Board in its oversight of the integrity of the Company’s financial statements; the Company’s compliance with legal and regulatory requirements; the independent auditor’s qualifications and independence; and the performance of the Company’s internal audit function and independent auditor. The Audit Committee held four meetings during 2017. The members of the Audit Committee are Messrs. Boger, Elder, Hare and Newton (as Chairman). The Board has affirmatively determined that each of Mr. Elder and Mr. Hare is an “audit committee financial expert” as that term is defined under applicable SEC rules. The identification of each of Mr. Elder and Mr. Hare as an audit committee financial expert does not impose on him any duties, obligations or liabilities that are greater than the duties, obligations and liabilities imposed on the other members of the Audit Committee. The Board has determined that all members of the Audit Committee are independent in accordance with NYSE and SEC rules governing audit committee member independence. The report of the Audit Committee is set forth in this proxy statement under the heading “Report of Audit Committee.”

The purpose of the Compensation Committee is to carry out the overall responsibility of the Board relating to executive officer compensation. In carrying out this purpose, the Compensation Committee has the responsibility to, among other things, establish and review the overall compensation philosophy of the Company; review and approve our goals and objectives relevant to the CEO’s and other executive officers’ compensation; and evaluate the performance of the CEO and other executive officers in light of established goals and objectives and, based on such evaluation, determine and approve compensation of the CEO and other executive officers. The Compensation Committee also administers the Company’s various equity incentive plans. The Compensation Committee held nine meetings in 2017. The members of the Compensation Committee are Messrs. Boger (as Chairman), Garcia, Newton and Norton. The Board has affirmatively determined that all members of the Compensation Committee are independent, in accordance with NYSE, SEC and IRC rules governing independence. The report of the Compensation Committee is set forth in this proxy statement under the heading “Report of Compensation Committee.”

The purpose of the Nominating and Corporate Governance Committee is to assist the Board in fulfilling its responsibilities to shareholders by identifying individuals qualified to become directors of the Company, recommending candidates to the Board for all directorships, developing and recommending to the Board an applicable set of corporate governance principles, and overseeing the evaluation of the Board and management. The Nominating and Corporate Governance Committee held one meeting in 2017. The members of the Nominating and Corporate Governance Committee are Messrs. Boger (as Chairman), Garcia, Newton and Norton. The Board has determined that all members of the Nominating and Corporate Governance Committee are independent in accordance with NYSE and SEC rules governing nominating committee independence. In recommending candidates to the Board for nomination as directors, the Nominating and Corporate Governance Committee strives to identify individuals who bring a unique perspective to Gray’s leadership and contribute to the overall diversity of our Board. Although the Nominating and Corporate Governance Committee has not adopted a specific written diversity policy for nominations, we believe that a diversity of experience, gender, race, ethnicity and age contributes to effective governance for the benefit of our shareholders. In practice, the Nominating and Corporate Governance Committee considers such characteristics together with the other qualities considered necessary by the Nominating and Corporate Governance Committee, such as requisite judgment, skill, integrity and experience. The Nominating and Corporate Governance Committee does not assign a particular weight to these individual factors. Rather, the Nominating and Corporate Governance Committee looks for a mix of factors that, when considered along with the experience and credentials of the other candidates and existing directors, will provide shareholders with a diverse and experienced Board. Historically, the Nominating and Corporate Governance Committee has not determined a need to use a recruiting firm to assist with this process.

The Nominating and Corporate Governance Committee will consider recommendations for director nominees submitted by shareholders. The Nominating and Corporate Governance Committee’s evaluation of candidates recommended by our shareholders does not differ materially from its evaluation of candidates recommended from other sources. Shareholders wishing to recommend director candidates for consideration by the Nominating and Corporate Governance Committee may do so by writing to our Corporate Secretary, giving the candidate’s name, biographical data, qualifications and all other information that is required to be disclosed under the applicable rules and regulations of the SEC. The foregoing information should be forwarded to the Nominating and Corporate Governance Committee, c/o Corporate Secretary, Gray Television, Inc., 4370 Peachtree Road, N.E., Atlanta, Georgia 30319.

STOCK OWNERSHIP

The following table sets forth certain information regarding the beneficial ownership of our Class A common stock and our common stock as of March 8, 2018 by (i) any person who is known to us to be the beneficial owner of more than 5.0% of our Class A common stock or our common stock, (ii) each director (which includes all director nominees), (iii) each current executive officer named in the summary compensation table below and (iv) all directors and current executive officers as a group. For purposes of this table, a person is deemed to be a beneficial owner of a security if he or she has or shares the power to vote or to direct the voting of such security, or the power to dispose or to direct the disposition of such security. Accordingly, more than one person may be deemed to be a beneficial owner of the same securities. A person is also deemed to be a beneficial owner of any securities that such person has the right to acquire beneficial ownership of within 60 days. Except as otherwise indicated, the persons named in the table below have sole voting and investment power with respect to all shares shown as beneficially owned by them. The information as to beneficial ownership has been furnished by the respective persons listed in the following table. The percentages of each class are based on 6,729,035 shares of Class A common stock and 83,591,627 shares of common stock outstanding as of March 8, 2018. Shares underlying outstanding stock options exercisable within 60 days of such date are deemed to be outstanding for purposes of calculating the percentage owned by such holder.

	Class A Common Stock Beneficially Owned (GTN.A)		Common Stock Beneficially Owned (GTN)		Combined Voting Power of Common Stock and Class A Common Stock
Name	Shares	Percent	Shares	Percent	Percent
Richard L. Boger	16,383	*	21,066	*	*
T. L. Elder	25,060	*	21,738	*	*
Luis A. Garcia	6,917	*	-	*	*
Richard B. Hare	9,607	*	-	*	*
Hilton H. Howell, Jr.(1)	1,919,402	28.5%	1,556,960	1.9%	13.7%
Robin R. Howell(2)	1,919,402	28.5%	1,556,960	1.9%	13.7%
Elizabeth R. Neuhoff	6,917	*	6,857	*	*
Howell W. Newton	22,195	*	48,998	*	*
Hugh E. Norton	31,139	*	67,248	*	*
Harriett J. Robinson(3)	4,721,048	70.2%	1,635,486	2.0%	32.4%
Kevin P. Latek(4)	53,517	*	287,009	*	*
James C. Ryan(5)	–	*	387,292	*	*
Atlantic American Corporation(6)	880,272	13.1%	106,000	*	5.9%
Dimensional Fund Advisors LP(7)	–	–	5,785,170	6.9%	3.8%
BlackRock, Inc.(8)	–	–	4,535,908	5.4%	3.0%
Darsana Master Fund LP(9)	–	–	6,000,000	7.2%	4.0%
FMR, LLC(10)	–	–	5,592,130	6.7%	3.7%
Neuberger Berman Group LLC(11)	–	–	5,305,547	6.3%	3.5%
The Vanguard Group(12)	–	–	4,200,137	5.0%	2.8%
All directors and executive officers as a group (12 persons)(13)	5,813,185	86.4%	3,200,154	3.8%	40.6%

*	Less than 1%.

(1)

Includes: (a) 82,135 shares of Class A common stock and 24,955 shares of common stock owned by Mr. Howell’s wife or children directly, as to which shares he disclaims beneficial ownership; (b) 999,000 shares of Class A common stock and 832,500 shares of common stock held in trusts for the benefit of his children, as to which shares he disclaims beneficial ownership; and (c) 6,841 shares of common stock held through his 401(k) plan. Also includes options to purchase 153,062 shares of common stock, which are currently exercisable, and 407,786 restricted shares of Class A common stock, as to which Mr. Howell has voting, but not dispositive, power.

(2)

Includes: (a) an aggregate of 838,267 shares of Class A common stock and 546,443 shares of common stock owned directly by Mrs. Howell’s husband or held through his 401(k) plan (including the 407,786 restricted shares of Class A common stock included in note 1 above); (b) options to purchase 153,062 shares of common stock held Mrs. Howell’s husband, which are currently exercisable; (c) 500 shares of Class A common stock owned by her children; and (d) 999,000 shares of Class A common stock and 832,500 shares of common stock held in trusts for the benefit of her children. Mrs. Howell disclaims beneficial ownership of all such securities. In addition, excludes shares beneficially held by Mrs. Robinson as trustee for the benefit of Mrs. Howell, as to which Mrs. Howell has no voting or dispositive power.

(3)

Includes an aggregate of 2,188,180 shares of Class A common stock and 942,250 shares of the common stock held by various trusts for the benefit of Mrs. Robinson’s daughters or grandchildren, with respect to which Mrs. Robinson serves as trustee. Mrs. Robinson disclaims beneficial ownership of all such securities. Also, includes an aggregate of 1,540,115 shares of Class A common stock and 251,000 shares of common stock owned by certain entities controlled by Mrs. Robinson. The address for Mrs. Robinson is 4370 Peachtree Road N.E., Atlanta, Georgia 30319.

(4)	Includes options to purchase 64,286 shares of common stock, which are currently exercisable and 165,850 restricted shares of common stock as to which Mr. Latek has voting, but not dispositive, power.

(5)

Includes: (a) 7,117 shares of common stock held through his 401(k) plan; (b) options to purchase 57,398 shares of common stock, which are currently exercisable; and (c) 150,063 restricted shares of common stock as to which Mr. Ryan has voting, but not dispositive, power.

(6)

This information is based solely on Gray’s review of a Schedule 13G filed with the SEC on August 12, 2013 by Atlantic American Corporation and other information provided to Gray. The address of Atlantic American Corporation is 4370 Peachtree Road, NE, Atlanta, Georgia 30319.

(7)

This information is based solely on Gray’s review of a Schedule 13G/A filed with the SEC on February 9, 2018 by Dimensional Fund Advisors LP as an investment advisor or investment manager. The address of Dimensional Fund Advisors LP is Building One, 6300 Bee Cave Road, Austin, Texas 78746.

(8)

This information is based solely on Gray’s review of a Schedule 13G/A filed with the SEC on January 23, 2018 by BlackRock, Inc. The address of BlackRock, Inc. is 55 East 52nd Street, New York, New York 10055.

(9)

This information is based solely on Gray’s review of a Schedule 13G/A filed with the SEC on February 14, 2018 by Darsana Master Fund LP. The address of Darsana Master Fund LP is 40 West 57th Street, 15th Floor, New York, New York 10019.

(10)	This information is based solely on Gray’s review of a Schedule 13G filed with the SEC on February 13, 2018 by FMR, LLC. The address of FMR, LLC is 245 Summer Street, Boston, Massachusetts 02210.

(11)

This information is based solely on Gray’s review of a Schedule 13G filed with the SEC on February 14, 2017 by Neuberger Berman Group LLC and certain of its affiliates. The address of Neuberger Berman Group LLC is 1290 Avenue of the Americas, New York, New York 10104.

(12)

This information is based solely on Gray’s review of a Schedule 13G filed with the SEC on February 8, 2018 by The Vanguard Group. The address of The Vanguard Group is 100 Vanguard Blvd., Malvern, Pennsylvania 19355.

(13)

Includes: (a) options to purchase 274,746 shares of common stock, which are currently exercisable and (b) 407,786 restricted shares of Class A common stock and 315,913 restricted shares of common stock, as to which the directors and executive officers have voting, but not dispositive, power.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Named Executive Officers

The following discussion is focused primarily on the Company’s compensation philosophy, policies and programs as they relate to, and amounts paid or payable to, our executive officers in 2017, consisting of the following individuals, who are referred to as our “named executive officers” or the “NEOs”:

Name	Executive Officer Since	Age	Positions
Hilton H. Howell, Jr.	2000	56	Chairman, President and Chief Executive Officer
James C. Ryan	1998	57	Executive Vice President and Chief Financial Officer
Kevin P. Latek	2012	47	Executive Vice President, Chief Legal and Development Officer and Secretary

Philosophy and Elements of Compensation Program

The goals of our executive compensation program are to attract, retain, motivate and reward our executive officers. We believe that the most appropriate executive compensation program is one that is competitive, yet conservatively designed, and that aligns long-term compensation with the creation of shareholder value.

Our executive compensation program design reflects the following best practices:

	What We Do		What We Don’t Do

■	Provide pay opportunities that are appropriate to the size of the Company;	■	Pay dividends or dividend equivalents on unearned equity awards;
■	Disclose financial performance metrics and goals used in our incentives;	■	Allow repricing or backdating of stock options without shareholder approval;
■	Provide only limited perquisites;	■	Provide excise tax gross ups;
■	Maintain meaningful executive stock ownership and retention guidelines (new for 2018);	■ ■	Allow executive officers to hedge Company stock Provide special supplemental executive retirement programs; and
■	Annually review the risk profile of compensation programs and maintain risk mitigators;	■	Provide tax gross-ups on perquisites.
■	Provide moderate change-in-control protection (new beginning in 2017);
■	Require double-trigger vesting on long-term equity awards;
■	Maintain a clawback policy allowing recovery of cash or equity-based compensation upon a material financial restatement (new beginning in 2018); and
■	Retain an independent compensation consultant engaged by, and who reports directly to, the Compensation Committee.

The overall compensation program for our executive officers is designed to provide the Compensation Committee with the flexibility to offer a combination of cash (fixed and incentive-based) and equity-based compensation opportunities in order to retain, motivate and reward our executive officers, as well as to align their interests with those of our shareholders. To accomplish these goals, the Compensation Committee strives to achieve an appropriate level of compensation in order to:

(1) motivate the executive officers to deliver superior performance in the short-term by providing competitive base salary increases, annual incentive opportunities based upon satisfying specific achievements;

(2) align the interests of the executive officers with the long-term interests of our shareholders through the grant of equity-based compensation that offers market-competitive, long-term compensation opportunities, with the potential for above-market compensation in extraordinary circumstances;

(3) provide upside and downside risk aligned with other shareholders through meaningful executive stock ownership;

(4) provide an overall compensation package that promotes executive retention and is aligned with the defined target market position; and

(5) in exceptional circumstances, reward extraordinary performance with special one-time awards.

The primary components of our executive compensation and benefit programs are summarized in the following table:

Program Element			Purpose/Objective

Fixed	Base Salary	■

Provide a base level of compensation that is competitive in relation to the responsibilities of each executive’s position to attract the talent needed to successfully manage our business and execute our strategies, and reward for individual performance

At Risk	Annual Non-Equity Incentive Opportunity	■	Promote the achievement of the Company’s annual financial goals
	Long-Term Equity Incentive Opportunity	■	Align the interests of executives with those of our shareholders
		■	Motivate and reward executives based upon our success in delivering superior value to our shareholders
		■	Retain the executive talent necessary to successfully manage our business and execute our strategies
Benefits	Retirement Programs	■	Reward employees for saving for retirement and provide a competitive level of benefits consistent with market
	Perquisites	■	Provide limited additional benefits consistent with competitive practices
		■	Increase efficiencies and allow more productive use of NEOs’ time and therefore greater focus on company-related activities
	Post-Termination Compensation and Benefits	■	Attract and retain high-quality executives by providing a reasonable level of financial stability in the event of involuntary termination

Overview of 2017 Performance and Compensation

Actual compensation paid in and for 2017 reflected a number of significant operating and non-operating achievements during the year which the Committee believes resulted from the significant efforts of management and were instrumental in helping to continue to build long-term value for the Company’s shareholders, including, but not limited to the following:

●	achieving record annual revenue of $882.7 million, which represented 9% growth over 2016 despite the relative lack of political advertising revenue in 2017;

●

further strengthening our balance sheet through our financial performance and the successful completion of a new term loan and revolver as well as an underwritten public offering of common stock resulting in net proceeds to the Company of approximately $238.9 million and which reduced the Company’s total leverage ratio, net of all cash (as defined for purposes of the Company’s senior credit facility), from 5.06 times at December 31, 2016 to 4.16 times at December 31, 2017;

●	completing more separate acquisition transactions than all of the industry peers combined, which transactions collectively resulted in the acquisition by the Company of 8 high-quality stations;
●	achieving the highest growth in market capitalization of the Company’s peers as of year-end 2017 for the one-year, three-year, and five-year periods;
●	receiving significant proceeds from the FCC’s spectrum auction, and securing long-term deferral on the taxable gains from such proceeds; and
●	securing a new long-term renewal with the Company’s largest network partner.

As a result of these and other accomplishments by management throughout 2017, the annual non-equity incentive compensation program paid out at 117% of target for all NEOs, including the CEO, and the return to shareholders over the year was over 50%.

A majority of total compensation in 2017 (base salary, non-equity incentive compensation paid and long-term equity incentive awards granted) is considered “at risk”, meaning that the compensation would only be earned by the Company or the individual meeting annual performance goals, or influenced by stock price. The composition of “at risk” pay in 2017 for the NEOs was as follows:

Compensation Framework: How We Make Decisions

Role of the Compensation Committee

The Compensation Committee of the Board maintains responsibility for establishing, reviewing and implementing our overall executive compensation philosophy. The Compensation Committee also administers our executive compensation programs through the development, evaluation and implementation of director and officer compensation plans, policies and arrangements; the approval of the compensation of each of our named executive officers; and establishing the compensation of our Board. The Compensation Committee consists of four members of our Board, Messrs. Boger (as Chairman), Garcia, Newton and Norton. The Board has affirmatively determined that all members of the Compensation Committee are independent in accordance with applicable NYSE, SEC and IRC rules governing independence.

Role of the Independent Compensation Consultant

In evaluating, developing and implementing a compensation framework, policies and awards, the Compensation Committee works closely with an independent compensation consultant. The Compensation Committee directly hires and has sole authority to terminate the compensation consultant and to determine the terms and conditions of their engagement. The compensation consultant reports directly to the Compensation Committee.

In 2017, the Compensation Committee worked with its historical consultant and then retained a new independent compensation consultant to refine and execute goals of our executive compensation programs, including:

●

striving to ensure an appropriate benchmarking of compensation for each executive based on his role, as compared to market data for similar roles within the Company’s peer group, including an annual review, and updates where appropriate to that peer group, described below;

●

establishing goals under the Company’s annual non-equity incentive compensation program based on achievement of defined quantitative financial metrics, as well as qualitative goals and objectives established in the first quarter of the fiscal year;

●

evaluating developments at the Company, in the television broadcast industry and the economy to ensure the Company’s incentive compensation program operates effectively and provides appropriate compensation and retention incentives to the executives; and

●	applying appropriately updated methodologies and market data in making incentive compensation decisions, all as described below.

From 2010 through the first half of 2017, the Compensation Committee had engaged Grant Thornton LLP as its compensation consultant.

Grant Thornton LLP is a full service public accounting and consulting firm, and with the full knowledge of the Compensation Committee, the Audit Committee has from time to time, including in 2017 engaged a unit of Grant Thornton LLP, which is separate and distinct from the unit providing compensation consulting services to the Compensation Committee, to provide certain internal audit advisory services to the Company. In 2017, the Company paid $126,000 for such internal audit advisory services. Management and the Audit Committee of the Company believe that the unit of Grant Thornton LLP that provides these internal audit services is exceptionally qualified to provide such services.

Neither the primary compensation advisor nor any member of the compensation consulting advisory team from Grant Thornton LLP participated in any of those other services provided to Gray. Grant Thornton LLP provided the Compensation Committee with an annual update on its services and related fees, and the Compensation Committee determined whether the compensation consulting services could be performed objectively and free from the influence of management. The Compensation Committee had determined that the provision of these separate services did not result in a conflict of interest, or otherwise impair the independence, of Grant Thornton LLP to provide independent compensation consulting services to the Compensation Committee.

In connection with an overall review of the Company’s compensation program following the 2017 Annual Meeting of Shareholders, in mid-2017 the Compensation Committee engaged Meridian Compensation Consultants, LLC (“Meridian”), a leading compensation consulting firm, as its new, independent compensation consultant. Meridian does not have a relationship with, nor in 2017 did it provide any services to, the Company or the Compensation Committee other than in connection with the engagements described herein.

The Compensation Committee takes steps to monitor and manage the independence of its compensation consultant and annually reviews the role of the compensation consultant and considers the six independence factors established by the SEC related to conflicts of interest. As a result of the policies and procedures in place with respect to the compensation consultant, the Compensation Committee believes that the compensation consultant is able to provide candid, direct and objective advice to the Compensation Committee that is not influenced by management. As a result, the Compensation Committee believes that each of Grant Thornton LLP, and Meridian, during their respective engagement periods in 2017, was fully independent for purposes of serving as the Compensation Committee’s compensation consultant.

Role of Executive Officers

At the request of the Compensation Committee, Mr. Howell, the Company’s President and Chief Executive Officer, often participates in meetings of the Compensation Committee to provide input and answer questions related to management, business objectives and the performance of Gray and its executive officers. Mr. Howell presents individual pay recommendations for each of the NEOs, other than himself, and provides updates to the Committee on individual and Company performance as it relates to incentive plan progress. Neither Mr. Howell nor any other employee of the Company is present when the Compensation Committee meets in executive session to make executive officer compensation decisions.

Mr. Latek and Mr. Ryan also participate in Compensation Committee meetings at the request of the Committee from time to time to provide input and recommendations for consideration of elements of program design and factors to be considered in establishing incentive compensation objectives.

Consideration of Say-On-Pay Vote and Related Matters

Since the adoption of the Dodd-Frank Act, Gray’s shareholders have been given the right to vote to approve, on an advisory, non-binding basis, the compensation of Gray’s NEOs at specified intervals. At Gray’s 2017 Annual Meeting of Shareholders, the shareholders approved a proposal providing that the shareholders would continue to vote on such compensation every three years. Consequently, Gray’s shareholders will next be provided the opportunity to vote to approve, on a non-binding advisory basis, the compensation of Gray’s NEOs at Gray’s 2020 Annual Meeting of Shareholders.

At our 2014 Annual Meeting of Shareholders we received very strong shareholder support—over 98% of the votes cast—for our executive compensation programs. At our 2017 Annual Meeting of Shareholders, approximately 60% of the votes cast on our advisory say-on-pay proposal were voted to approve the compensation paid to our NEOs. We recognize that the drop in support for our executive pay programs indicated that some shareholders had concerns with certain aspects of our compensation program structure. In response to that vote, the Compensation Committee commenced a comprehensive evaluation of the executive compensation program structure (including the composition of our peer group and the design and operation of our annual non-equity incentive program, among other items) and governance processes (including the relationship with our external consultant and the risk mitigation policies in place). In addition, our executive officers engaged in discussions with certain of our shareholders to ensure that we take into account the perspectives and concerns of our current investors. We value our shareholders’ input, and our goal is to continue to enjoy strong shareholder support for our compensation programs by designing our programs to support our overall compensation philosophy and to align with the creation of shareholder value.

Given the timing of the 2017 Annual Meeting of Shareholders, many of the pay decisions and program designs were already in place for 2017, based upon actions the Compensation Committee had taken in the first quarter of 2017. The Compensation Committee, however, had already implemented various changes that were intended to address some of the apparent areas of concern to shareholders. In particular, in early 2017, the Compensation Committee adopted an updated non-equity incentive compensation program that included not only defined quantitative metrics but also qualitative, objective goals designed to measure the contributions the executive officers make to the Company’s overall performance achievements, as described herein. The introduction of these factors as a component in the program was intended to provide the Compensation Committee with the opportunity to reward (or penalize) for performance without the need for discretionary adjustments.

As the Company contemplated changes to its compensation program, the Compensation Committee sought a fresh perspective and engaged Meridian to advise the Compensation Committee on an ongoing basis and to assist it with responding thoroughly to the relatively lower support for the say-on-pay proposal in 2017. Meridian began assisting the Committee in the summer of 2017 and conducted a holistic review of NEO compensation programs. As a result of this review, and based on areas of shareholder concern, the Compensation Committee implemented the following changes:

What We Heard	How We Responded
Concerns over discretionary bonus payouts despite failure to meet performance thresholds under the program	■	Reviewed annual non-equity incentive program design relative to peers to better understand the competitive landscape and identify areas of interest for consideration
	■	Redesigned annual non-equity incentive program to include qualitative factors that have typically been rewarded for outside of the program formula on a discretionary basis
	■	Did not pay a discretionary cash bonus for 2017 performance, despite performance that included the Company achieving the largest market capitalization and share price growth in the Company’s history and across the Company’s peers
	■	Added an individual performance multiplier (for 2018) to enable differentiation based on individual contributions
Lack of transparency in proxy disclosure related to annual incentive program performance	■

Enhanced our Compensation Discussion and Analysis disclosure to help readers better understand the compensation program features, rationale for metric selection, impact of prospective changes made and are able to tie overall business strategy to pay results

Lack of performance-vesting criteria on equity grants	■	Added performance vesting criteria to the 2018 long-term incentive equity award for the CEO
No risk mitigators in place	■	Adopted stock ownership guidelines for executive officers and directors to promote stock ownership and ensure alignment with shareholders
	■	Adopted a clawback policy for bonus or incentive payments in the event that a restatement adversely impacts performance metrics or targets used to determine payouts of incentive awards, in order to mitigate compensation-related risks
	■	Adopted an anti-hedging policy that prohibits directors and executive officers from engaging in derivative or hedging transactions involving the Company’s securities
	■	Moved from single trigger to double trigger change-in-control vesting restrictions for equity awards to motivate the executives to maximize the deal value for the longer term
Other governance items of interest	■

Implemented a change-in-control severance plan (which excludes excise tax gross-ups) given industry consolidation and a desire to maintain continuity of executive team in the event of such a transaction

	■	Revised compensation benchmarking peer group to include companies that more closely align to the broadcasting industry

     The Compensation Committee is committed to continuing to seek investor feedback on these issues and to design and implement compensation programs that not only serve to attract, incent and retain its key executive officers but also serve the long-term interests of our shareholders.

Determining Competitive Practices

The Compensation Committee, with the assistance of Grant Thornton and Meridian, has established, and evaluates the compensation policies and practices of a peer group for purposes of determining appropriate compensation types and amounts for our executive officers. Specifically, in 2017, the Compensation Committee used the peer group for relevant executive compensation comparisons such as market valuations of similar positions, and benchmarked certain compensation amounts and opportunities for each executive officer to market data for executives performing similar roles at peer group companies.

Following an analysis by the Compensation Committee, with the assistance of its compensation consultant and executive officers, the Committee used a compensation peer group to develop benchmarking data for each of the executive officers, which group consisted of the following:

Cumulus Media Inc. E.W. Scripps Company Lee Enterprises Media General, Inc.	Meredith Corporation Nexstar Media Group, Inc. Pandora Media Inc. Urban One	Scripps Networks Interactive, Inc. Sinclair Broadcast Group, Inc. TEGNA, Inc. Tribune Media

The Compensation Committee believes that the use of peer group benchmarking for executive compensation determination is appropriate and provides data relevant in helping the Compensation Committee execute on its philosophy.

As part of its comprehensive review of programs, the Compensation Committee approved the following changes to the 2018 peer group, which will be used for purposes of relevant executive compensation comparisons in 2018, in order to take into consideration merger and acquisition activity, add more companies similar in size to Gray and increase the size of the peer group to smooth data volatility year over year:

Removed: Media General, Inc. (acquired) and Cumulus Media Inc. (in pending Chapter 11 reorganization proceedings)

Added: IAC/InterActive Corp., Gannet Co, Inc., AMC Networks Inc., The New York Times Company, Tronc, Inc., Yelp Inc., Entravision Communications Corp., and Entercom Communications Corp.

Process for Establishing Executive Officer Total Compensation

Peer group data is one of many inputs used by the Compensation Committee when establishing pay levels for the Company’s NEOs. In establishing NEO compensation levels for 2017, the Compensation Committee with input from the Company’s President and Chief Executive Officer (with respect to other executive officers) and its independent compensation consultant, considered and evaluated historical and expected executive performance, peer group compensation metrics, internal pay equity considerations and a competitive market study prepared by the compensation consultant.

Compensation Decisions Made for 2017

Base Salary

The base salary element of our executive compensation program provides each NEO with a fixed amount of annual cash compensation, intended to ensure an appropriate amount of financial certainty. Salaries for the NEOs are generally subject to annual review and adjustment by the Compensation Committee based on the size and complexity of the Company and its operations, the scope of each individual executive’s role, the knowledge and experience of the individual executive, the competitiveness of the executive’s total compensation as compared to the peer group, the performance of the incumbent and other factors.

Consistent with its practice of making initial compensation decisions for a fiscal year in the first quarter of each year, the Compensation Committee approved our NEOs’ base salaries for 2017 at its meeting in January 2017. At that time, and after consideration of the factors described above, the Compensation Committee approved a 10.0% increase in base salary for each of Messrs. Howell and Latek and a 15.0% increase in base salary for Mr. Ryan to more closely align with the competitive market and desired pay positioning, and to reward for individual performance contributions from the prior year.

The Compensation Committee expects to continue to monitor the named executive officers’ base salaries, and make adjustments from time to time as appropriate.

The annual base salaries for each of our NEOs were as follows for 2017:

Name	2017 Base Salary ($)
Hilton H. Howell, Jr.	1,050,566
James C. Ryan	646,070
Kevin P. Latek	679,778

Annual Non-Equity Incentive Compensation Program

With respect to the granting of annual non-equity incentive compensation opportunities, at the Compensation Committee’s regularly scheduled meeting in the first quarter of each year, and after a review of financial and other performance data from the prior fiscal year and certain internally forecasted financial information, the Compensation Committee typically establishes annual metrics and opportunity levels for potential payments for the ensuing year. Historically, these metrics and opportunity levels were based solely on quantitative goals, which were designed to provide focus and certainty for management in striving to achieve pre-established goals. Qualitative individual performance had historically been recognized through discretionary payments outside of the program based on a subjective assessment conducted by the Compensation Committee at year end.

Beginning in and for 2017, the Compensation Committee adopted an updated non-equity incentive compensation program for the Company’s executive officers. The updated non-equity incentive compensation program is structurally the same as the Company’s prior annual non-equity incentive compensation programs, in providing defined quantitative metrics. In addition, beginning in 2017 the Compensation Committee added qualitative, objective goals against which the executive officers’ annual performance would be measured. Such metrics may vary from year to year, but they will generally be chosen from those the Compensation Committee deems appropriate to motivate the Company’s executive officers towards the achievement of performance objectives that are in the Company’s long-term best interests. This annual incentive award opportunity is intended to motivate the executive officers toward significant Company performance on an annual basis and, if appropriate, reward them for such achievement.

Quantitative Performance Metrics

The three quantitative financial performance metrics selected by the Compensation Committee as appropriate metrics on which to measure performance under the annual incentive compensation program in 2017 were the same as those used in 2016. These metrics, which were weighted 60% of the total non-equity incentive compensation opportunity, consisted of the financial performance metrics historically used by Gray for purposes of valuing the Company’s business and approximating key financial performance covenants in certain of its financing agreements as follows:

For each performance metric, the target performance goal under the Company’s annual non-equity incentive compensation program was aligned with the Company’s internal business plan and annual budget as approved by the Compensation Committee. Threshold goals were established at 80% of target so that a minimum level of performance was required to be achieved before any incentive payment would be awarded, with a significant reduction to the incentive eligible to be earned if results were below target. Maximum award levels were established at achievement of 110% of target levels, as the Compensation Committee believed this represented an appropriate amount of stretch for the goals. The Compensation Committee sets the threshold, target and maximum criteria at the start of each fiscal year to ensure that an appropriate degree of difficulty is incorporated into the goals. In addition, and in order to minimize the potential for changes in goals throughout the year, performance for determining award eligibility is evaluated excluding the results of any acquired or divested operations.

The following goals were established for 2017:

Financial Performance Metrics	Threshold ($)	Target ($)	Maximum ($)
	(in thousands)
Revenue	653,460	816,825	898,508
NOP	212,186	265,232	291,755
Broadcast cash flow	238,394	297,992	327,791

Actual performance levels between threshold and target, or between target and maximum, are used to determine actual incentive awards. For purposes of calculating amounts payable under the annual non-equity incentive compensation program, actual Company performance compared to goal performance for each of the metrics was determined and calculated discretely.

Qualitative Performance Metrics

As described above, the Compensation Committee determined that for 2017, in light of, among other things, the growth in size of the Company through acquisitions, the increasing scope and complexity of the Company’s operations and the range of contributions the executive officers make to enhancing the Company’s operations and long-term value for shareholders, it was appropriate to include certain non-quantitative Company performance metrics (collectively the “qualitative metrics”) for purposes of determining performance under the annual non-equity incentive compensation program. Specifically, the qualitative metrics approved for measurement purposes in 2017 were weighted 40% of the total award opportunity and were comprised of a mix of absolute and relative factors that the Compensation Committee identified as important measures of success in achieving the Company’s long-term goals.

The qualitative metrics approved for 2017 consisted of the following four absolute measures of the Company’s performance: (1) growth in total revenues of 3% or more; (2) growth in enterprise value (i.e., the sum of the Company’s outstanding debt plus equity value) of 5% or more; (3) reduction in the net leverage ratio by more than 10 basis points; and (4) improvement by more than 10 basis points in effective net interest rate measured at the beginning and the end of the calendar year.

In addition, the qualitative metrics included for 2017 consisted of the following relative factors by which the Company’s performance would be measured against the following television station groups: Sinclair; Tribune Media; Nexstar; E. W. Scripps; Meredith; TEGNA; Graham Holdings; Cox Broadcasting; Hearst Corporation and Raycom Media:

●	average Nielsen ratings across all primary television channels;
●	the Company’s ratio of earnings before interest, taxes, depreciation and amortization (“EBITDA”) to revenue (net of agency commissions);
●

the number of individual transactions involving the acquisition of local television stations, in each case including stations ranked first or second in the local market, in new markets and additional television stations in existing markets;

●	successful execution of one or more capital markets transactions;
●	the percentage of operating markets with the first and/or second ranked television station (based on BIA/Kelsey revenue estimates);
●	growth in net retransmission revenue relative to the preceding year;
●	growth in share of local advertising revenue relative to the preceding year;
●	growth in share of national advertising revenue relative to the preceding year; and
●	growth in share of political advertising revenue relative to the preceding year.

The weighting of the total incentive opportunity assigned to each of the approved metrics for 2017 was as follows:	Annual Non-Equity Incentive Opportunity Weighting
15% for revenue goals, 15% for net operating profit goals, 30% for broadcast cash flow goals and 40% for qualitative metrics.

Annual Award Opportunities

Annual non-equity incentive compensation program payout opportunity levels were established to provide each NEO with a market-competitive incentive opportunity linked to achievement of the pre-determined performance goals and qualitative metrics. Consistent with the Company’s overall compensation philosophy, annual non-equity incentive compensation program award opportunity levels (as a percentage of base salary) approved by the Compensation Committee for the NEOs in 2017 were as follows:

	Annual Incentive Opportunity
Name	Threshold	Target	Maximum
Hilton H. Howell, Jr.	50.0%	100.0%	150.0%
James C. Ryan	25.0%	50.0%	75.0%
Kevin P. Latek	35.0%	70.0%	105.0%

At the Compensation Committee’s regularly scheduled meeting in the first quarter of 2018, the achievement of financial goals are certified with resulting payouts approved following the Compensation Committee’s review of the Company’s audited financial results for the prior fiscal year. The Committee also reviewed certain publicly available information, data licensed from third parties, and internal proprietary data to assess the Company’s performance with respect to the qualitative metrics. Following careful consideration of that material, the Committee concluded that on an overall basis the Company surpassed the goals set for the 2017 qualitative metrics of satisfying essentially all of the thirteen identified metrics. In particular, the Company achieved each of the four absolute metrics, and it ranked first or second among industry peers in nearly all of the relative metrics included in the qualitative metrics analysis. The Compensation Committee therefore concluded that qualitative metric portions of the annual incentive compensation be scored at maximum, generating a 150% of target payout for that component. Total quantitative and qualitative metric amounts for the annual incentive compensation to each NEO were awarded as follows:

Financial Performance Metrics	% Weight	Target	Final Results	% of Target Payout
Revenues	15%	$816,825	$800,721	98% of target
NOP	15%	$265,232	$260,844	98% of target
Broadcast Cash Flow	30%	$297,992	$291,346	98% of target
Qualitative Metrics	40%		Maximum results achieved	150% of target
Total payout (as % of target)				117% of target

Individual incentive payouts are reported in the Summary Compensation Table found on page 31 of the proxy.

In addition to potential cash payments earned under the Company’s annual non-equity incentive compensation program, as described above, consistent with the Company’s compensation philosophy, the Compensation Committee retains the ability to make discretionary performance-based bonus payments in certain circumstances to reward outstanding performance by individual executives in circumstances where the Compensation Committee believes such performance is not adequately reflected by the non-discretionary portion of the executive’s annual incentive award. The Committee determined that 2017 performance exceeded the compensation goals in several respects, including with regard to 1-year, 3-year and 5-year growth in market capitalization. Nevertheless, the Committee determined not to make any discretionary cash awards to executive officers for 2017.

Long-Term Equity Incentive Awards

The decision to grant, and the amounts of, equity-based long-term incentive awards, on an annual basis or otherwise, is generally a discretionary process in nature. In undertaking this decision-making process, the Compensation Committee’s philosophy is that it should be free to consider a number of factors, including the following, or any others deemed appropriate by the Compensation Committee:

●	the amount and value of recent equity-based awards, determined by reference to value at either the grant date or other relevant date;
●	recent historical Company performance, determined by reference to stock price or other appropriate financial metric;
●	expected short and longer-term Company performance in light of internal budgets or forecasts, or other appropriate data; and
●	the overall competitiveness of current compensation levels when considered against an appropriate peer group.

In the event equity-based long-term incentive awards are granted, it has been the historical practice that award levels are also established at the Compensation Committee’s discretion, as opposed to being made with a formulaic approach such as is used to provide annual non-equity incentive compensation opportunities.

In order to be able to provide awards intended to further align the interests of our executive officers and other key management personnel responsible for our growth with the interests of our shareholders through stock price appreciation, we have established, and at our 2017 Annual Meeting of Shareholders the Company’s shareholders approved, the Gray Television, Inc. 2017 Equity and Incentive Compensation Plan (the “2017 EICP”). The 2017 EICP allows for the grant of various types of equity awards including performance shares, restricted shares and stock options. If stock options are granted, it is our practice to grant options with an exercise price equal to the closing price of the underlying class of our stock on the date of grant.

In January 2017, in order to incent the NEOs toward the creation of long-term value, and considering recent historical Company performance, recent years’ equity incentive awards and the overall value of the NEOs’ respective target compensation levels during 2016 the Compensation Committee approved the following long-term equity incentive awards:

●	Mr. Howell: 198,220 restricted shares of Class A common stock, with an aggregate grant date fair value of $2,101,132;
●	Mr. Ryan: 74,547 restricted shares of common stock, with an aggregate grant date fair value of $775,288; and
●	Mr. Latek: 86,280 restricted shares of common stock, with an aggregate grant date fair value of $897,312.

To provide a balance between retention and performance, the Compensation Committee granted these restricted stock awards with a three-year ratable vesting schedule beginning one year from the date of grant.

Retirement Plans and Other Benefits

Capital Accumulation Plan

Our NEOs, and all of our other employees, are eligible to participate in the Gray Television, Inc., Capital Accumulation 401(k) Plan (the “Capital Accumulation Plan”). Under the Capital Accumulation Plan employees are eligible to defer a part of their current income under the provisions of Section 401(k) of the IRC. Participants may elect to make pre-tax deferrals from their compensation each year, subject to annual limits on such deferrals imposed by the IRC. We may also, at our discretion, on an annual basis, make a matching contribution with respect to a participant’s elective deferrals and/or may make additional voluntary contributions based on annual Company performance. Discretionary profit sharing contributions, if made, are made to all qualified employees employed on the last day of the plan year, and the amount a qualified employee receives is based on their pay and years of service. In 2017, we intended to make matching contributions sufficient for the Capital Accumulation Plan to meet the safe harbor requirements under Code Section 401(k)(12)(b) and therefore matched employee contributions at a rate of 100% of the first 3% of each employee’s salary deferral, and 50% of the next 2% of each employee’s salary deferral. In addition, in 2017, we made profit sharing contributions of $4.1 million in the aggregate. Participants are immediately vested in their voluntary contributions plus any earnings thereon. For 2017, employer contributions (plus earnings thereon) were also immediately vested as required under the safe harbor requirements under Code Section 401(k)(12)(b). The Company’s profit sharing contributions made for 2017 become 100% vested after a participant completes three years of service. The vested portion of a participant’s accrued benefit is payable in a lump sum upon such employee’s termination of employment, attainment of age 59 1⁄2, retirement, total and permanent disability, or death. Participants may also make in-service withdrawals from the Capital Accumulation Plan and in certain specified instances of hardship.

Pension Plan

Our NEOs are also eligible to participate in the Gray Television, Inc. Retirement Plan (the “Retirement Plan”). This Retirement Plan benefit, however, was frozen effective July 1, 2015, and no further benefits accrue thereunder.

Under this plan, a participating employee who retires on or after attaining age 65 and who has completed five years of service upon retirement may be eligible to receive during his or her lifetime, in the form of monthly payments, an annual pension equal to (i) 22% of the employee’s average earnings for the highest five consecutive years during the employee’s final ten years of employment multiplied by a factor, the numerator of which is the employee’s years of service credited under the plan before 1994 and the denominator of which is the greater of 25 or the years of service credited under the plan, plus (ii) 0.9% of the employee’s monthly average earnings for the highest five consecutive years in the employee’s final ten years of employment added to 0.6% of monthly average earnings in excess of Social Security covered compensation, multiplied by the employee’s years of service credited under the plan after 1993, with a maximum of 25 years minus years of service credited under (i) above. For participants as of December 31, 1993, there is a minimum benefit equal to the projected benefit under (i) at that time. The table in the section entitled Pension Benefits herein lists the years of credited service and the present value of each NEO’s accumulated pension benefit, assuming payment begins at age 65, under the Retirement Plan.

Under the terms of the Retirement Plan, the accrued benefit is subject to the following distribution terms:

●	In the event of death before retirement, 50% of the accrued benefit will become payable to the surviving spouse at the time the deceased participant would have reached age 65;
o	if the deceased participant had completed ten or more years of service, the survivor benefit may commence as early as the time the deceased participant would have reached age 55;
o	if the deceased participant would have been eligible for early retirement at the time of death, the survivor benefit may commence as soon as practicable; and
o	any benefits that commence before the deceased participant would have reached age 65 will be reduced the same as early retirement benefits would have been reduced.
●	In the event a disability occurs before retirement, the accrued benefit will become payable at age 65; no break in service will occur and benefits will continue to accrue during disability.
●	In the event of voluntary termination, the vested accrued benefit will become payable at age 65;
o	if the participant had completed ten or more years of service, the benefit may commence as early as age 55; and
o	if the participant had completed less than five years of service, the accrued benefit is not vested, and no future benefits would be payable from the Retirement Plan.

Under the terms of the separate pension plan which was merged into the Retirement Plan, as it concerns Mr. Ryan’s accrued benefit, similar spousal distribution protections are in place and will be separately applicable. In addition, because such plan had a lump sum payment option, special rules address how this lump sum option works with the annuity forms of payments also available to participants.

Perquisites

Gray also provides its executive officers with limited perquisites and other benefits, including the right to participate in all employee benefit plans generally available to employees, such as medical, dental, life and disability insurance plans. The Compensation Committee also believes it is appropriate for the Company to pay certain insurance premiums on behalf of our NEOs in order to remain market competitive for executive talent.

Change-in-Control Plan

Gray has adopted a Change in Control Plan under which participants are generally selected by the Compensation Committee and currently include our NEOs, and certain other key employees. Under the Change in Control Plan, a participant who, in connection with a change in control of the Company or within 24 months following a change in control, is involuntarily terminated without cause or voluntarily terminates his or her employment for good reason, would receive certain benefits as outlined below in “–Potential Payments upon Termination or Change in Control– Change in Control Plan.”

Other Governance Items

Stock Ownership Guidelines

Based on the view of the Compensation Committee that the ownership of an equity interest in the Company by executives is a component of good corporate governance and aligns executives and shareholder interests, the Compensation Committee adopted stock ownership guidelines that require the NEOs to directly own minimum amounts of the Company’s stock. Shares that count towards the satisfaction of the guidelines are those 1) owned directly by the participant, 2) held in a brokerage account or 401(k) account, 3) held in trust or by a wholly-owned family entity and 4) restricted shares. Stock options, performance shares not yet paid out and shares held in a margin account or pledged as collateral for a loan, are excluded from the stock ownership guidelines.

The guidelines require the participants to beneficially own a number of shares of Class A and/or common stock that, when multiplied by relevant stock price on the measurement date, produces an amount equal to or greater than the multiple of salaries noted below:

Individual or Group	Multiple of Base Salary
Chief Executive Officer	6X
Other NEOs	3X

Executives have five years to comply with these guidelines, with progress to be reviewed by the Compensation Committee annually. The holdings of each NEO currently satisfy the individual’s stock ownership guideline.

Anti-hedging Policy

Gray has adopted a policy that prohibits certain officers and directors of the Company from purchasing any financial instrument that is designed to hedge or offset any decrease in the market share of the Company’s common stock, including prepaid variable forward contracts, equity swaps, collars and exchange funds or any other type of financial transaction. Directors, executive officers and other designated employees are also restricted from engaging in short sales related to the Company’s common stock.

Clawback Policy

Gray has adopted a policy to ensure that incentive compensation is paid based on accurate financial data. This policy applies to key executive management in the event of any material restatement of the financial statements of the Company or its subsidiaries. In the event of such restatement, the Board (or an appropriate committee of the Board) shall review the facts and circumstances that led to the requirement for the restatement and will determine whether a clawback of certain compensation is appropriate.

Risk Considerations

The Compensation Committee with the assistance of its independent compensation consultant periodically reviews the Company’s compensation philosophy, policies and practices to ensure that such philosophy, policies and practices are appropriately structured for the Company and its business objectives and discourage executives from taking excessive risk. In developing Gray’s philosophy, and implementing the policies and practices, the Compensation Committee with input from the independent compensation consultant has attempted to mitigate the possibility that excessive short-term risks are being taken at the expense of long-term value. These mitigation strategies include:

(1)	the annual review and approval of certain financial performance objectives;
(2)	the use of multiple performance objectives, thus mitigating too heavy a focus on any one in particular;

(3)	caps on annual incentive plan payouts, limiting the upside potential when maximum performance is achieved; and
(4)	time-based vesting of equity-based awards to motivate NEOs to focus on providing consistent results over the longer term.

Starting in 2018, additional risk mitigation policies were added, including the implementation of stock ownership guidelines, an anti-hedging policy and a clawback policy.

Based on its review, and in consultation with and input from the independent compensation consultant, the Compensation Committee concluded that the compensation policies and programs at Gray do not create risks that are reasonably likely to have a material adverse effect on the Company.

Compensation Deduction Limitations

For tax years through 2017, Section 162(m) of the IRC generally set a limit of $1.0 million on the amount of compensation for certain executive officers that we were eligible to deduct for federal income tax purposes in any given year. Certain “performance-based” compensation paid in a manner that complied with the requirements of Section 162(m) of the IRC was not included in the calculation of the $1.0 million cap. Historically, the Company desired to maximize flexibility in pursuing our incentive and retention objectives. As a result, our executive compensation program historically had not been structured to comply with all the requirements of Section 162(m). For tax years starting with 2018, the “performance-based” compensation exception to the $1 million deduction limitation under Section 162(m) of the IRC has been repealed. In general, going forward all compensation (other than certain grandfathered compensation) we pay in excess of $1 million to anyone who serves as one of our named executive officers in 2018 or later will not be deductible. The Compensation Committee will continue to retain the discretion to pay non-deductible amounts. The Compensation Committee believes that such flexibility best serves the interests of the Company and its shareholders by allowing the Committee to recognize, motivate and retain executive officers as circumstances warrant.

Summary Compensation Table

The following table sets forth a summary of the compensation of our Chief Executive Officer, Chief Financial Officer, and our other executive officer for each of 2017, 2016 and 2015:

Name and Principal Position	Year	Salary(1) ($)	Bonus ($)	Stock Awards(2) ($)	Non-equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(3) ($)	All Other Compensation(4) ($)	Total ($)
Hilton H. Howell, Jr.	2017	1,050,566	-	2,101,132	1,228,822	51,929	134,470	4,566,919
Chairman, Chief Executive	2016	955,060	2,488,900	1,910,118	-	24,961	119,814	5,498,853
Officer and President	2015	901,000	1,271,480	1,351,504	1,271,480	36,687	96,707	4,928,858

James C. Ryan	2017	646,070	-	775,288	377,846	84,153	67,135	1,950,492
Executive Vice President	2016	561,800	716,130	674,154	-	33,689	65,214	2,050,987
and Chief Financial Officer	2015	530,000	373,965	530,014	373,965	66,604	23,572	1,898,120

Kevin P. Latek	2017	679,778	-	897,312	556,584	16,177	35,324	2,185,175
Executive Vice President	2016	617,980	870,014	815,737	-	6,786	38,394	2,348,911
and Chief Legal and Development Officer	2015	583,000	452,497	641,305	452,497	20,302	16,391	2,165,992

(1)	Each of the NEOs contributed a portion of his salary to our Capital Accumulation Plan. The disclosed salary amounts are before the NEOs’ contributions.

(2)

Grant date fair value of awards of restricted shares made in the year indicated, computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718 (Stock Compensation). See note 6 to the Company’s consolidated financial statements in its annual report on Form 10-K for the year ended December 31, 2017 for a description of the assumptions made in the valuation of stock awards under FASB ASC Topic 718. For the years ended December 31, 2016 and 2015, includes the grant date fair value of the additional bonus equity awards for 2015 and 2014 performance, respectively, which awards were granted in January 2016 and 2015, respectively.

(3)

The change in pension value was calculated as the difference between the present value of accumulated benefits at December 31, 2017 and the present value of accumulated benefits at December 31, 2016, adjusted for benefit payments made during the year. The present value of accumulated benefits at December 31, 2017 was calculated using the assumptions that were used for the December 31, 2017 disclosures, which were the RP-2014 total mortality projected using fully generational improvements on the MP 2017 from 2006 and a 3.55% discount rate. The present value of accumulated benefits at December 31, 2017 was calculated using the assumptions that were used for the December 31, 2016 disclosures, which were the RP-2014 sex distinct mortality with generational improvements beginning in 2006 based on the Social Security Administration's assumptions included in the 2016 Trustees' Report with a 4.11% discount rate. See the table in the section entitled Pension Benefits herein for additional information, including the present value assumptions used in this calculation.

(4)	See the All Other Compensation table below for additional information.

The following table describes each component of the amounts in the All Other Compensation column of the Summary Compensation Table for 2017:

Name	Company Contributions to Defined Contribution Plans ($)	Company Paid Insurance Premiums ($)	Directors’ Fees(1) ($)	Total ($)
Hilton H. Howell, Jr.	21,400	20,070	93,000	134,470
James C. Ryan	26,700	40,435	-	67,135
Kevin P. Latek	16,100	19,224	-	35,324

(1)	Represents fees paid for serving as a member of our board of directors. See the Director Compensation table for additional information.

Grants of Plan-Based Awards in 2017

The table below sets forth information about plan-based awards granted to the named executive officers during 2017.

								All Other	All Other
								Stock	Option		Grant
								Awards:	Awards:	Exercise	Date Fair
		Estimated Possible Payouts			Estimated Future Payouts			Number	Number of	or Base	Value of
		Under Non-Equity			Under Equity Incentive			of Shares	Securities	Price of	Stock and
		Incentive Plan Awards (1)			Plan Awards			of Stock	Underlying	Option	Option
	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	or Units(2)	Options	Awards	Awards(3)
Name	Date	($)	($)	($)	($)	($)	($)	(#)	(#)	($/Sh)	($)

Hilton H. Howell, Jr.	1/18/2017	-	-	-	-	-	-	198,220	-	-	2,101,132
		525,283	1,050,566	1,575,849	-	-	-	-	-	-	-

James C. Ryan	1/18/2017	-	-	-	-	-	-	74,547	-	-	775,288
		161,518	323,035	484,553	-	-	-	-	-	-	-

Kevin P. Latek	1/18/2017	-	-	-	-	-	-	86,280	-	-	897,312
		237,922	475,845	713,767	-	-	-	-	-	-	-

(1)	For information on actual payouts under non-equity incentive plan awards for 2017 performance, see the column titled Non-equity Incentive Plan Compensation in the Summary Compensation Table above.

(2)	In 2017, the stock awards granted to Mr. Howell were in our Class A common stock and the stock awards granted to Mr. Ryan and Mr. Latek were in our common stock.

(3)

Grant date fair value of awards computed in accordance with FASB ASC Topic 718.  See note 6 to the Company's consolidated financial statements in its annual report on Form 10-K for the year ended December 31, 2017 for a description of the assumptions made in the valuation of stock awards under FASB ASC Topic 718.

Outstanding Equity Awards at December 31, 2017

The following table provides information on the stock options and restricted stock awards held by the NEOs at December 31, 2017. The market value of the stock awards is based on the closing market price of our common stock and Class A common stock of $16.75 and $14.35, respectively, as of December 29, 2017.

Name	Number of Securities Underlying Unexercised Options Exercisable (#)(1)	Number of Securities Underlying Unexercised Options Unexercisable (#)(1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)(1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Hilton H. Howell, Jr.	153,062	-	-	1.99	4/1/2021	-		-	-	-
	-	-	-	-	-	361,178	(2)	5,182,904	-	-
James C. Ryan	57,398	-	-	1.99	4/1/2021	-		-	-	-
	-	-	-	-	-	126,321	(3)	2,115,877	-	-
Kevin P. Latek	64,286	-	-	1.99	4/1/2021	-		-	-	-
	-	-	-	-	-	152,711	(4)	2,498,874	-	-

(1)	All outstanding stock options at December 31, 2017 are for shares of common stock. As of December 31, 2017, these awards are fully vested.

(2)

Includes: 173,472 restricted shares of Class A common stock that vested on January 31, 2018; 121,632 restricted shares of Class A common stock that will vest on January 31, 2019; and 66,074 restricted shares of Class A common stock that will vest on January 31, 2020.

(3)

Includes: 59,337 restricted shares of common stock that vested on January 31, 2018; 42,135 restricted shares of common stock that will vest on January 31, 2019; and 24,849 restricted shares of common stock that will vest on January 31, 2020.

(4)

Includes: 49,676 restricted shares of common stock that vested on January 31, 2018; 24,598 restricted shares of Class A common stock that vested on January 31, 2018; 49,677 restricted shares of common stock that will vest on January 31, 2019; and 28,760 restricted shares of common stock that will vest on January 31, 2020.

Option Exercises and Stock Vested in 2017

The following table provides information on the number of shares of stock vested in 2017 and the value realized by each NEO before payment of any applicable withholding tax.

		Option Awards		Stock Awards
Name	Class of Stock	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting(1) ($)
Hilton H. Howell, Jr.	Common	-	-	-	-
	Class A Common	-	-	150,991	1,637,780

James C. Ryan	Common	-	-	48,637	550,880
	Class A Common	-	-	-	-

Kevin P. Latek	Common	-	-	38,037	419,921
	Class A Common	-	-	24,600	274,290

(1)	Calculated by multiplying the gross number of shares acquired by the market value of the shares as of the relevant vesting date.

Pension Benefits

Messrs. Howell, Ryan and Latek participate in the Retirement Plan. The Retirement Plan, which is intended to be tax qualified, is available to certain of our employees and the employees of all of our subsidiaries that have been designated as participating companies under the plan. As described above, the Company froze the Retirement Plan effective July 1, 2015.

A participating employee who retires on or after attaining age 65 and who has completed five years of service upon retirement may be eligible to receive during his or her lifetime, in the form of monthly payments, an annual pension equal to (i) 22% of the employee’s average earnings for the highest five consecutive years during the employee’s final ten years of employment multiplied by a factor, the numerator of which is the employee’s years of service credited under the plan before 1994 and the denominator of which is the greater of 25 or the years of service credited under the plan, plus (ii) 0.9% of the employee’s monthly average earnings for the highest five consecutive years in the employee’s final ten years of employment added to 0.6% of monthly average earnings in excess of Social Security covered compensation, multiplied by the employee’s years of service credited under the plan after 1993, with a maximum of 25 years minus years of service credited under (i) above. For participants as of December 31, 1993, there is a minimum benefit equal to the projected benefit under (i) at that time.

In addition, under the Retirement Plan, Mr. Ryan is eligible to receive retirement benefits that would have been paid by Gray under a pension plan with Mr. Ryan’s former employer, which plan was merged into the Retirement Plan. Benefit amounts thereunder have been frozen since September 1997.

Our NEOs did not receive any pension benefit payments in 2017. The following table shows the years of credited service and the present value of accumulated benefits as of December 31, 2017 for the NEOs:

Name	Number of Years Credited Service(1) (#)	Plan Name	Present Value of Accumulated Benefit(2) ($)
Hilton H. Howell, Jr.	13	Gray Television, Inc. Retirement Plan	405,623
James C. Ryan	17	Gray Television, Inc. Retirement Plan	698,129	(3)
Kevin P. Latek	4	Gray Television, Inc. Retirement Plan	95,273

(1)	Computed as of the same measurement date as used for 2017 financial statement reporting purposes.

(2)

The Change in Pension Value was calculated as the difference between the Present Value of Accumulated Benefits at December 31, 2017 and the Present Value of Accumulated Benefits at December 31, 2016, adjusted for benefit payments made during the year. The Present Value of Accumulated Benefits at December 31, 2017 was calculated using the assumptions that were used for the December 31, 2017 disclosures, which were the RP-2014 total mortality table projected using fully generational improvements based on MP 2017 from 2006 and a 3.55% discount rate. The Present Value of Accumulated Benefits at December 31, 2016 was calculated using the assumptions that were used for the December 31, 2016 disclosures, which were the RP-2014 sex distinct mortality with generational improvements beginning in 2006 based on the Social Security Administration's assumptions included in the 2017 Trustees' Report and a 4.11% discount rate. Other significant assumptions relate to inflation, retirement and mortality rates. Our inflation assumption is based on an evaluation of external market indicators. Retirement rates are based on actual plan experience and mortality rates are based on the RP-2014 Motility Table and the MP-2017 mortality improvement scale published by the Society of Actuaries.

(3)

Includes the present value of accumulated benefits that would have been paid by Gray under a pension plan with Mr. Ryan’s former employer, which plan was merged into the Retirement Plan on December 31, 2017.

Potential Payments upon Termination or Change in Control

The information below describes and quantifies certain compensation that would become payable under existing plans, policies and arrangements if the employment of each NEO had terminated (by virtue of involuntary termination, death, disability, voluntary termination or change of control) on December 31, 2017, given the NEO’s compensation and service levels as of such date and, if applicable, based on our closing stock price on December 29, 2017. These benefits include benefits available generally to salaried employees, such as distributions under the Retirement Plan, Capital Accumulation Plan, disability benefits, life insurance and accrued vacation pay.

For the purposes of this discussion, “disability” generally means total disability, resulting in the individual being unable to perform his job and “change of control” means any of the following, subject to certain exceptions:

(1)	any person becoming the beneficial owner of 50% or more of the combined voting power of our then outstanding shares;
(2)

during any period of two consecutive years, individuals who at the beginning of such period constitute the Board cease for any reason to constitute at least a majority thereof, unless the election of such new directors was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period;

(3)

there is consummated any consolidation or acquisition in which we are not the continuing or surviving corporation or pursuant to which shares of our common stock are converted into cash, securities or other property;

(4)

there is consummated any consolidation or acquisition of us, in which we are the continuing corporation, and the holders of our common stock immediately prior to the acquisition do not own 51% or more of the stock of the surviving corporation immediately after the acquisition or there is consummated a sale, lease, exchange or other transfer of substantially all our assets;

(5)	there is consummated any sale, lease, exchange or other transfer of substantially all our assets; or
(6)	our shareholders approve any plan or proposal for our liquidation or dissolution.

Change in Control Plan

On August 7, 2017, the Board approved the Gray Television, Inc. Executive and Key Employee Change in Control Severance Plan (the “Change in Control Plan”). Participants in the Change in Control Plan are generally selected by the Compensation Committee and currently include our NEOs and certain other key employees.

Under the Change in Control Plan, a participant who, in connection with a change in control of the Company or within 24 months following a change in control, is involuntarily terminated without cause or voluntarily terminates his or her employment for good reason (a “qualifying termination”), would receive:

(1)	any unpaid base salary and payment for unused vacation under the Company’s vacation policy through the date of termination;
(2)	a payment equal to the participant’s target annual cash incentive opportunity for the year in which the termination occurred, pro-rated through the date of termination of such year; and
(3)

a lump sum cash severance payment equal to a multiple (the “severance multiplier”) of the sum of the participant’s annual base salary on the termination date (or any higher annual base salary that was in effect during the 9-month period immediately prior to the change in control) and the participant’s target annual cash incentive opportunity in effect immediately prior to the change in control. The severance multiplier is 3.0 for Mr. Howell and 2.0 for Messrs. Ryan and Latek.

In addition to the foregoing, equity awards of a participant will immediately vest and become exercisable upon a qualifying termination, with performance-based equity award generally vesting at the target level, if applicable. If the participant elects to continue group health care coverage under COBRA, the participant will also be reimbursed for the portion of the premiums that the Company would have paid if the participant had continued to be an employee of the Company for a period of years equal to the participant’s severance multiplier, or earlier in certain circumstances.

Any payment under the Change in Control Plan will be in lieu of any other severance or termination payment that may be due or become payable to a participant. In addition, the Change in Control Plan provides that in the event that the severance and other benefits provided for in the Change in Control Plan would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, the benefits under the Change in Control Plan will be either delivered in full, or delivered to a lesser extent which would result in no portion of the benefits being subject to such excise tax, whichever is more beneficial to the participant. The Change in Control Plan does not provide excise tax gross-ups on payments to participants. Payments under the Change in Control Plan are contingent upon a participant’s execution of a release of claims in favor of the Company and compliance by the terminated participant with the non-solicitation, non-competition and confidentiality covenants in the Change in Control Plan.

Treatment of Equity Under 2007 Long-Term Incentive Plan

The 2007 Long Term Incentive Plan provides that if an NEO’s termination of employment occurs as a result of death or disability, incentive stock options issued under the 2007 Long Term Incentive Plan will be exercisable for 12 months after such termination. If the NEO dies within 12 months of termination by reason of disability, then the period of exercise following death will be the remainder of the 12-month period or three months, whichever is longer. If the NEO dies within 3 months after termination for any other reason, the period of exercise is three months. In no event, however, shall the incentive stock option be exercised more than ten years after its grant.

The 2007 Long Term Incentive Plan provides that if an NEO’s termination of employment occurs as a result of death, retirement or disability, nonqualified stock options issued under the 2007 Long Term Incentive Plan will terminate 12 months after such termination; provided, however, if the NEO dies within 12 months after termination of employment by retirement or disability, the period of exercise shall be three months after date of death. As with the incentive stock options discussed above, in no event shall the nonqualified option be exercised more than 10 years after its grant.

Due to the number of factors that affect the nature and amount of any benefits provided upon the events discussed, actual amounts paid or distributed may be different than as disclosed. Factors that could affect these amounts include the timing during the year of any such event or our stock price.

The following table sets forth the amounts that would be owed by Gray to our NEOs if they were terminated as a result of involuntary termination, death, disability, voluntary termination, or there was a change of control (followed by an involuntary termination), on December 31, 2017:

Name	Involuntary Termination(1)(2) ($)	Death(1)(3) ($)	Disability(1)(4) ($)	Voluntary Termination(1)(2) ($)	Change of Control(1)(5) ($)
Hilton H. Howell, Jr.	526,019	6,517,512	7,929,416	526,019	5,708,923
James C. Ryan	822,680	4,606,336	4,799,379	822,680	2,938,557
Kevin P. Latek	142,486	4,597,878	6,863,387	142,486	2,641,360

(1)	The amounts reported above reflect any accrued and unpaid benefits payable to the executive officer in addition to payments identified in plan documents and insurance policies.

(2)	Includes each NEO’s accrued and unpaid vacation payable upon termination and the present value of accumulated benefits from their pension plan as determined by the plan’s actuary.

(3)

Includes each NEO’s accrued and unpaid vacation payable upon termination, the death benefit under their respective basic and supplemental life insurance coverage, the present value of the accumulated benefits from their pension plan as determined by the plan’s actuary, and accelerated vesting of 100% of their respective unvested restricted stock awards and stock options. The life insurance benefit reflects the payment of the death benefit by the insurance company for which Gray has been paying premiums on behalf of the NEO.

(4)

Includes each NEO’s accrued and unpaid vacation payable upon termination, the amount of long-term disability payments, the present value of accumulated benefits from their pension plan as determined by the plan’s actuary, and accelerated vesting of 100% of their respective unvested restricted stock awards and stock options. NEOs are entitled to monthly long-term disability payments from the time of disability through age 65.

(5)

Includes each NEO’s accrued and unpaid vacation payable upon termination, the present value of accumulated benefits from their respective pension plan(s) as determined by the plan’s actuary, and accelerated vesting of 100% of their respective unvested restricted stock awards and stock options.

CEO Pay Ratio

For the 2017 fiscal year, the ratio of the annual total compensation of Mr. Howell, our Chief Executive Officer (“CEO Compensation”), to the median of the annual total compensation of all of our employees other than our Chief Executive Officer (“Median Annual Compensation”) was 115 to 1. This ratio is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K using the data and assumptions summarized below. In this summary, we refer to the employee who received such Median Annual Compensation as the “Median Employee.” For purposes of this disclosure, the date used to identify the Median Employee was December 31, 2017 (the “Determination Date”).

CEO Compensation for purposes of this disclosure represents the total compensation reported for Mr. Howell under “Summary Compensation Table” for the 2017 fiscal year. For purposes of this disclosure, Median Annual Compensation was $39,729, and was calculated by totaling for our Median Employee all applicable elements of compensation for the 2017 fiscal year in accordance with Item 402(c)(2)(x) of Regulation S-K.

To identify the Median Employee, we first determined our employee population as of the Determination Date. We had 3,938 employees, representing all full-time, part-time, seasonal and temporary employees of us and our consolidated subsidiaries as of the Determination Date. This number does not include any independent contractors or “leased” workers, as permitted by the applicable SEC rules. We then measured compensation for the period beginning on January 1, 2017 and ending on December 31, 2017 for these employees. This compensation measurement was calculated by totaling, for each employee, gross taxable earnings, including salary, wages, tips and other compensation as shown in our payroll and human resources records for 2017. A portion of our employee workforce (full-time and part-time) worked for less than the full fiscal year due to commencing employment after the beginning of the fiscal year. In determining the Median Employee, we annualized the compensation for such individuals.

Director Compensation

The current compensation and benefit program for directors is designed to appropriately compensate directors for time and effort required to be an effective director of a company of our size and scope; to align directors’ interests with the long-term interests of shareholders; and to be simple, transparent and easy for shareholders to understand. Our directors’ compensation for 2017 included the following cash compensation elements:

Description	Amount ($)
Chairman of the Board’s annual retainer fee	65,000
Lead Independent Director’s annual retainer fee	60,000
Director annual retainer fee	55,000
Chairman of the Board fee per board meeting	4,000
Director fee per Board meeting	3,000
Committee Chairman fee per committee meeting	4,000
Committee member fee per committee meeting	3,500

Directors are generally paid the above fee arrangement for participation in person or by telephone in any meeting of the Board or any committee thereof. In addition, the members of our Board are reimbursed for reasonable travel expenses incurred by them during the execution of their duties as members of our Board and any committees.

The Company has also adopted stock ownership guidelines to align director and shareholder interests, which require directors to directly own minimum amounts of the Company’s stock. The guidelines require the directors to beneficially own a number of shares of Gray Television stock that, when multiplied by stock price on the measurement date, produces an amount equal to or greater than three times the annual retainer fee noted above. Directors have five years to comply with these guidelines and the holdings of each director are currently either at the guideline or on track to meet it.

In addition, our equity incentive plans provide the flexibility for us to grant our directors equity-based awards, including stock options and shares of restricted stock. In 2017, we granted each of our non-employee directors, who were members of the Board at the time of the 2017 Annual Meeting, shares of restricted stock valued at approximately $110,000.

The following table presents the compensation paid to our non-employee directors in 2017. Mr. Howell, our President, Chief Executive Officer and Chairman, is our only current employee director. For information on the compensation paid to Mr. Howell for his service in all positions with the Company, including as a director, see the Summary Compensation Table.

Name(1)	Fees Earned or Paid in Cash(2) ($)	Stock Awards(3) ($)	Total ($)
Richard L. Boger	130,000	110,000	240,000
T. L. Elder	90,000	110,000	200,000
Luis A. Garcia	126,000	110,000	236,000
Richard B. Hare	105,000	110,000	215,000
Robin R. Howell	76,000	110,000	186,000
Elizabeth R. Neuhoff	76,000	110,000	186,000
Howell W. Newton	132,000	110,000	242,000
Hugh E. Norton	108,000	110,000	218,000
Harriett J. Robinson(4)	36,500	-	36,500

(1)	Each non-employee director at December 31, 2017, held 9,607 restricted shares of our Class A common stock as of such date.

(2)	Represents cash compensation earned in 2017 for Board and committee service.

(3)

Grant date fair value of award of restricted shares, computed in accordance with FASB ASC Topic 718. See note 6 to the Company’s consolidated financial statements in the Company’s annual report on Form 10-K for the year ended December 31, 2017 for a description of the assumptions made in the valuation of stock awards under FASB ASC Topic 718.

(4)	Mrs. Robinson retired from the Board at the Company’s 2017 Annual Meeting of Shareholders.

REPORT OF COMPENSATION COMMITTEE

The following Report of the Compensation Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other filing by Gray under the Securities Act of 1933, or the Exchange Act, except to the extent Gray specifically incorporates this Report by reference therein.

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis contained in this proxy statement with management and, based on such review and discussion, the Compensation Committee has recommended to the Board that the Compensation Discussion and Analysis be included herein and in Gray’s Annual Report on Form 10-K for the year ended December 31, 2017.

Submitted by the Compensation Committee of the Board.

Richard L. Boger, Chairman
Luis A. Garcia
Howell W. Newton
Hugh E. Norton

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Messrs. Boger (Chairman), Garcia, Newton and Norton are the members of the Compensation Committee. No member of the Compensation Committee was an employee or officer of Gray or any of its subsidiaries during 2017 or was formerly an officer of Gray or any of its subsidiaries. No compensation committee interlocks existed during 2017.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

On January 1, 2015, the Company began leasing space for its principal offices from Delta Life Insurance Co. (“Delta Life”). Delta Life is controlled by Harriett J. Robinson, a greater than 5% shareholder of the Company, the mother-in-law of Mr. Howell and mother of Mrs. Howell. In addition, Mr. and Mrs. Howell are officers, directors and/or shareholders in Delta Life. Under the terms of the lease, the Company pays annual rent of approximately $0.2 million, plus a pro rata share of all real estate taxes, general maintenance and service expenses and insurance costs with respect to the office building and related facilities. The lease does not have a set termination date, but is terminable with 12 month’s advance notice by either party. The terms of the lease are believed by management of the Company to be no less favorable than terms that could be obtained by the Company from unrelated parties for comparable rental property.

During 2017, the Company paid Bankers Fidelity Life Insurance Company (“Bankers”) approximately $0.8 million in premiums related to an accident insurance plan available to all Company employees. Bankers is a subsidiary of Atlantic American Corporation, which is a greater than 5% shareholder of the Company. Mrs. Robinson is the majority shareholder of Atlantic American and Mr. Howell is the chairman, president and chief executive officer of Atlantic American.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the directors, executive officers and persons who own more than 10.0% of a registered class of a company’s equity securities to file with the SEC initial reports of ownership (Form 3) and reports of changes in ownership (Forms 4 and 5) of such class of equity securities. Such officers, directors and greater than 10.0% shareholders of a company are required by SEC regulations to furnish the company with copies of all such Section 16(a) reports that they file.

To our knowledge, based solely on our review of the copies of such reports filed with the SEC during the year ended December 31, 2017 all Section 16(a) filing requirements applicable to our officers, directors and 10.0% beneficial owners were met.

REPORT OF AUDIT COMMITTEE

The following Report of the Audit Committee, together with references in this proxy statement to the independence of the Audit Committee members and the Audit Committee charter, does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other filing by Gray under the Securities Act of 1933 or the Exchange Act, except to the extent Gray specifically incorporates this Report by reference therein.

Management has primary responsibility for Gray’s financial statements and the overall reporting process, including Gray’s system of internal controls. RSM US LLP, the Company’s independent registered public accounting firm, audits the annual consolidated financial statements prepared by management and expresses an opinion on whether those statements fairly present, in all material respects, the Company’s financial position, results of operations, and cash flows in conformity with accounting principles generally accepted in the United States of America. The Audit Committee has reviewed the Company’s audited consolidated financial statements for the year ended December 31, 2017 and discussed them with both management and RSM US LLP.

Management is responsible for establishing, assessing and reporting on Gray’s system of internal control over financial reporting. RSM US LLP is responsible for performing an independent audit of Gray’s internal control over financial reporting and for issuing a report thereon. The Audit Committee is responsible for the monitoring and oversight of this process. In connection with these responsibilities, the Audit Committee met with management and RSM US LLP to review and discuss the effectiveness of Gray’s internal controls over financial reporting.

The Audit Committee has also discussed with RSM US LLP the matters required to be discussed by generally accepted auditing standards, including those described in Auditing Standard No. 16, Communication with Audit Committees, as amended, issued by the Public Company Accounting Oversight Board.

The Audit Committee has received and reviewed the written disclosures and the letter from RSM US LLP consistent with the applicable requirements of the Public Company Accounting Oversight Board regarding communications with the Audit Committee concerning independence and has discussed and confirmed with RSM US LLP its independence with respect to Gray. In addition, the Audit Committee has considered whether the provision of the non-audit services provided by RSM US LLP is compatible with maintaining that independence.

Based upon this review, the Audit Committee recommended to the full Board that the Company’s audited consolidated financial statements be included in Gray’s Annual Report on Form 10-K for the year ended December 31, 2017 and filed with the SEC.

Submitted by the Audit Committee of the Board.

Howell W. Newton, Chairman
Richard L. Boger
T. L. Elder
Richard B. Hare

OTHER MATTERS

Our Board knows of no other matters to be brought before the 2018 Annual Meeting. However, if any other matters are properly brought before the 2018 Annual Meeting, it is the intention of the named proxies in the accompanying proxy to vote in accordance with their judgment on such matters.

SHAREHOLDER PROPOSALS FOR INCLUSION
IN NEXT YEAR’S PROXY STATEMENT

Proposals of shareholders intended to be presented at our 2019 Annual Meeting of Shareholders must be received at our principal executive offices by November 27, 2018 in order to be eligible for inclusion in our proxy statement and form of proxy for that meeting.

OTHER SHAREHOLDER PROPOSALS FOR PRESENTATION
AT NEXT YEAR’S ANNUAL MEETING

For any proposal that is not submitted for inclusion in next year’s proxy statement, but is instead sought to be presented directly at the 2019 Annual Meeting of Shareholders, management will be able to vote proxies in its discretion if we: (1) receive notice of the proposal before the close of business on February 10, 2019 and advise shareholders in the 2019 proxy statement about the nature of the matter and how management intends to vote on such matter; or (2) receive notice of the proposal after the close of business on February 10, 2019. Notices of intention to present proposals at the 2019 Annual Meeting of Shareholders should be addressed to Gray Television, Inc., Attention: Kevin Latek, Corporate Secretary, Gray Television, Inc., 4370 Peachtree Road, N.E., Atlanta, Georgia 30319.

AVAILABILITY OF FORM 10-K

Our Annual Report on Form 10-K is available online at www.gray.tv in the Investor Relations section under the heading SEC Filings. We will provide to any shareholder, without charge, upon written request, a copy of the Annual Report on Form 10-K for the fiscal year ended December 31, 2017, as filed with the SEC. Such requests should be addressed to Gray Television, Inc., 4370 Peachtree Road, N.E., Atlanta, Georgia 30319, Attention: Investor Relations.

HOUSEHOLDING

As permitted under the Exchange Act, to the extent shareholders receive a hard copy of the proxy statement by mail, only one copy of this proxy statement is being delivered to shareholders residing at the same address, unless such shareholders have notified us of their desire to receive multiple copies of this proxy statement. We will promptly deliver, upon oral or written request, a separate copy of this proxy statement to any shareholder residing at an address to which only one copy was mailed. Requests for additional copies should be directed to Gray Television, Inc., 4370 Peachtree Road, N.E., Atlanta, Georgia 30319, Attention: Investor Relations, telephone (404) 504-9828. Shareholders residing at the same address and currently receiving only one copy of the proxy statement may contact Investor Relations at the address above to request multiple copies of the proxy statement in the future. Shareholders residing at the same address and currently receiving multiple copies of the proxy statement may contact Investor Relations at the address above to request that only a single copy of the proxy statement by mailed to them in the future.

Exhibit A

form of ARTICLES OF AMENDMENT to

the restated articles of INCORPORATION of

gray television, inc.

The name of the corporation is Gray Television, Inc. (the “Corporation”).

The first sentence of Article 4 of the Restated Articles of Incorporation of the Corporation is hereby deleted in its entirety and replaced by the following:

“The total number of shares of all classes which the Corporation shall have authority to issue is 245,000,000 shares, consisting of 25,000,000 shares of Class A Common Stock, no par value per share (“Class A Common Stock”); 200,000,000 shares of Common Stock, no par value per share (“Common Stock”); and 20,000,000 shares of Preferred Stock (“Preferred Stock”).”

The amendment was duly adopted and approved in accordance with the provisions of Section 14-2-1003 of the Georgia Business Corporation Code on [●], 2018 by the shareholders of the Corporation, upon recommendation of the Board of Directors of the Corporation.

FOURTH:      The foregoing amendment shall be effective upon filing with the Secretary of State of the State of Georgia.

IN WITNESS WHEREOF, the Company has caused these Articles of Amendment to be signed by its duly authorized officer, this [•] day of [●], 2018.

By:
Name: Title:

A-1

GRAY TELEVISION, INC.
4370 PEACHTREE ROAD, N.E.
ATLANTA, GA 30319

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and then follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by Gray Television, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E40915-P03439-Z71873

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

GRAY TELEVISION, INC.

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

Nominees:

01) Hilton H. Howell, Jr.
02) Howell W. Newton
03) Richard L. Boger
04) T. L. Elder
05) Luis A. Garcia
06) Richard B. Hare
07) Robin R. Howell
08) Elizabeth R. Neuhoff
09) Hugh E. Norton

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

The Board of Directors recommends you vote FOR the following proposals:

The Board of Directors does not make a recommendation with respect to voting on the following proposal:

NOTE: In their discretion, the proxies will be authorized to vote upon such other business as may properly come before the meeting or any adjournment or postponement thereof.

For address change/comments, mark here. ☐
(see reverse for instructions)

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com.

E40916-P03439-Z71873

PROXY
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF GRAY TELEVISION, INC.

The undersigned hereby appoints Hilton H. Howell, Jr., Howell W. Newton and Kevin P. Latek, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and to vote, as provided on the other side of this ballot, all of the shares of common stock and Class A common stock of Gray Television, Inc. that the undersigned is entitled to vote at the Annual Meeting of Shareholders of Gray Television, Inc. to be held May 7, 2018, at the corporate headquarters of Gray Television, Inc., 4370 Peachtree Road, N.E., Atlanta, Georgia 30319 and any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED. IF NO DIRECTION IS MADE BUT THE CARD IS SIGNED, THIS PROXY WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES UNDER PROPOSAL 1, FOR PROPOSALS 2 AND 3 AND NEITHER FOR NOR AGAINST PROPOSAL 4. THIS PROXY WILL BE VOTED IN THE DISCRETION OF THE PROXIES WITH RESPECT TO SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.

Address Change/Comments: ____

____

(If you noted any Address Change/Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side